UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A – 101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ONEOK, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

and Proxy Statement

Annual Meeting of Shareholders

Wednesday, May 25, 2011

April 4, 2011

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of ONEOK, Inc., which will be held at 9:00 a.m. Central Daylight Time on Wednesday, May 25, 2011, at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103.

The matters to be voted on at the meeting are set forth in the attached notice of annual meeting of shareholders and are described in the attached proxy statement. A copy of our 2010 annual report to shareholders is also enclosed. A report on our 2010 results will be presented at the meeting.

We look forward to greeting as many of our shareholders as possible at the annual meeting. We know, however, that most of our shareholders will be unable to attend the meeting. Therefore, proxies are being solicited so that each shareholder has an opportunity to vote by proxy. You can authorize a proxy by signing, dating and returning the enclosed proxy card. Shareholders whose stock is registered in their name may also authorize a proxy over the internet or by telephone. Instructions for using these convenient services are included in the proxy statement and on the proxy card.

Due to changes in the rules of the New York Stock Exchange, if your shares are held by a broker, bank or other holder of record, your shares will not be voted in the election of directors or the advisory votes on executive compensation and regarding the frequency of voting on executive compensation unless you provide your broker, bank or other holder of record your instructions on how to vote your shares. Consequently, you must timely provide your voting instructions to your broker, bank or other holder of record in order to ensure that your shares will be voted.

Regardless of the number of shares you own, your vote is important. I urge you to submit your proxy as soon as possible so that you can be sure your shares will be voted.

Thank you for your continued support.

Very truly yours,

David L. Kyle

Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 25, 2011

To the Shareholders of ONEOK, Inc.:

The 2011 annual meeting of shareholders of ONEOK, Inc., an Oklahoma corporation, will be held at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103, on May 25, 2011, at 9:00 a.m., Central Daylight Time, to consider and vote on the following matters described in the accompanying proxy statement:

(1)	election of the 11 directors named in the accompanying proxy statement to serve a one-year term;

(2)	ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONEOK, Inc., for the year ending December 31, 2011;

(3)	an advisory vote on executive compensation;

(4)	an advisory vote regarding the frequency of the shareholder advisory vote on executive compensation; and

(5)	such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These matters are described more fully in the accompanying proxy statement.

Only shareholders of record at the close of business on March 28, 2011, are entitled to notice of and to vote at the annual meeting.

Important Notice Regarding Internet Availability of Proxy Materials for Annual

Meeting of Shareholders to be held May 25, 2011:

Pursuant to the rules of the Securities and Exchange Commission (SEC), we provide access to our 2011 proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our 2011 proxy materials on the internet. This proxy statement and our 2010 annual report to shareholders are available on our website at www.oneok.com. Additionally, and in accordance with the SEC’s rules, you may access this proxy statement and our 2010 annual report at okevote.oneok.com, which does not have “cookies” that identify visitors to the site.

The vote of every shareholder is important. The Board of Directors appreciates the cooperation of shareholders in directing proxies to vote at the meeting. To make it easier for you to vote, internet and telephone voting are available. The instructions in the accompanying proxy statement and attached to your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed, postage-paid envelope.

You may revoke your proxy at any time by following the procedures set forth in the accompanying proxy statement.

By order of the Board of Directors,

Eric Grimshaw

Secretary

Tulsa, Oklahoma

April 4, 2011

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Voting your shares promptly, via the internet, by telephone, or by signing, dating and returning the enclosed proxy card will save us the expense of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting, if you desire to do so, as your proxy is revocable at your option.

ONEOK, Inc.

100 West Fifth Street

Tulsa, OK 74103

PROXY STATEMENT

This proxy statement describes important issues affecting our company and is furnished in connection with the solicitation of proxies by our Board of Directors for use at our 2011 annual meeting of shareholders to be held at the time and place set forth in the accompanying notice. The approximate date of the mailing of this proxy statement and accompanying proxy card is April 4, 2011.

Unless we otherwise indicate or unless the context indicates otherwise, all references in this proxy statement to “we,” “our,” “us,” or the “company” or similar references mean ONEOK, Inc. and its predecessors and subsidiaries.

ABOUT THE 2011 ANNUAL MEETING

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about our 2011 annual meeting of shareholders. Please also consult the more detailed information contained elsewhere in this proxy statement and the documents referred to in this proxy statement.

Why did I receive these proxy materials?    We are providing these proxy materials in connection with the solicitation by the Board of Directors of ONEOK, Inc. of proxies to be voted at our 2011 annual meeting of shareholders and at any adjournment or postponement of the meeting. You are invited to attend our annual meeting of shareholders on May 25, 2011, beginning at 9:00 a.m., Central Daylight Time. The meeting will be held at our company headquarters at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma. For directions to the meeting, please visit our website at www.oneok.com.

Who may attend and vote at the annual meeting?    All shareholders who held shares of our common stock at the close of business on March 28, 2011, may attend and vote at the meeting. If your shares are held in the name of a broker, bank, or other holder of record, often referred to as being held “in street name,” bring a copy of your brokerage account statement or a voting instruction card, which you can obtain from your broker, bank, or other holder of record of your shares.

Please note: no cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the meeting.

Will the annual meeting be webcast?    Our annual meeting also will be webcast on May 25, 2011. You are invited to visit www.oneok.com at 9:00 a.m., Central Daylight Time, on May 25, 2011, to access the webcast of the meeting. Registration for the webcast is required. An archived copy of the webcast also will be available on our website for 30 days following the meeting.

How do I vote?    If you were a shareholder of record at the close of business on the record date of March 28, 2011, you have the right to vote the shares you held of record that day in person at the meeting or you may appoint a proxy through the internet, by telephone or by mail to vote your shares on your behalf. The internet and telephone methods of voting are generally available 24 hours a day and will ensure that your proxy is confirmed and posted immediately. These methods of voting are also available to shareholders who hold their shares in the ONEOK, Inc. Direct Stock Purchase and Dividend Reinvestment Plan, the ONEOK, Inc. Employee Stock Purchase Plan, the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries (the “Thrift Plan”) and the ONEOK, Inc. Profit Sharing Plan (“Profit Sharing Plan”). You may revoke your proxy any time before the annual meeting by following the procedures outlined below under the caption “What can I do if I change my mind after I vote my shares?” Please help us save time and postage costs by appointing a proxy via the internet or by telephone.

When you appoint a proxy via the internet, by telephone or by mailing a signed proxy card, you are appointing David L. Kyle, Chairman of the Board, and John R. Barker, Senior Vice President, General Counsel and Assistant Secretary, as your representatives at the annual meeting and they will vote your shares as you have instructed them. If you appoint a proxy via the internet, by telephone or by mailing a signed proxy card, but do not provide voting instructions, your shares will be voted for proposal numbers 1, 2 and 4 and in accordance with the recommendation of the Board of Directors on proposal number 3.

To appoint a proxy to vote your shares on your behalf, please select from the following options:

Via the internet

•	Go to the website at www.eproxy.com/oke, which is available 24 hours a day, 7 days a week.
•

Enter the company number and control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.

•	Follow the simple instructions.
•	If you appoint a proxy via the internet, you do not have to return your proxy card.

By telephone

•	On a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, 7 days a week.
•

Enter the company number and control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.

•	Follow the simple recorded instructions.
•	If you appoint a proxy by telephone, you do not have to return your proxy card.

By mail

•	Mark your selections on the proxy card.
•	Date and sign your name exactly as it appears on your proxy card.
•	Mail the proxy card in the enclosed postage-paid envelope.

What if my shares are held by my broker or bank?    If your shares are held in a brokerage account or by a bank or other holder of record, your shares are considered to be held “in street name.” The notice of annual meeting, proxy statement and our 2010 annual report to shareholders should have been forwarded to you by your broker, bank, or other holder of record of your shares together with a voting instruction card. You have the right to direct your broker, bank, or other holder of record how to vote your shares by using the voting instruction card you received from your broker, bank, or other holder of record, or by following any instructions provided by your broker, bank, or other holder of record for voting via the internet or telephone.

Due to changes in the rules of the New York Stock Exchange, your broker, bank or other holder of record is prohibited from voting your shares in the election of directors, or on the advisory votes to approve executive compensation and regarding the frequency of voting on executive compensation, unless you provide your broker, bank or other holder of record your instructions on how to vote your shares. Consequently, unless you timely respond to their request for your voting instructions, your shares held by your broker, bank or other holder of record will not be voted in the election of directors, or on the advisory votes to approve executive compensation and to determine the frequency of voting on executive compensation.

What can I do if I change my mind after I vote my shares?    If you were a shareholder of record at the close of business on the record date, you have the right to revoke your proxy at any time before it is voted at the meeting by:

(1)	notifying our corporate secretary in writing;
(2)	authorizing a different proxy via the internet or by telephone;
(3)	returning a later-dated proxy card; or
(4)	voting at the meeting in person.

If your shares are held in a brokerage account or by a bank or other holder of record, you may revoke any voting instructions you may have previously provided only in accordance with revocation instructions provided by the broker, bank, or other holder of record of your shares.

Is my vote confidential?    Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed and returned directly to our stock transfer agent who is responsible for tabulating the vote in a manner that protects your voting privacy. It is our policy to protect the confidentiality of shareholder votes throughout the voting process. The vote of any shareholder will not be disclosed to our directors, officers, or employees, except:

(1)	to meet legal requirements;
(2)	to assert or defend claims for or against us; or

(3)	in those limited circumstances where:
(a)	a proxy solicitation is contested;
(b)	a shareholder writes comments on a proxy card; or
(c)	a shareholder authorizes disclosure.

Both the tabulators and the inspectors of election have been, and will remain, independent of us. This policy does not prohibit shareholders from disclosing the nature of their votes to our directors, officers, or employees, or prevent us from voluntarily communicating with our shareholders, ascertaining which shareholders have voted, or making efforts to encourage shareholders to vote.

How is common stock held in our Thrift Plan and Profit Sharing Plan voted?    If you hold shares of our common stock through our Thrift Plan or Profit Sharing Plan, in order for those shares to be voted as you wish, you must instruct the Thrift Plan and Profit Sharing Plan’s trustee, Fidelity Management Trust Company, how to vote those shares by providing your instructions via the internet, by telephone, or by mail in the manner provided above. If you fail to provide your instructions or if you return an instruction card with an unclear voting designation or with no voting designation at all, then the trustee will vote the shares in your account in proportion to the way the other participants in our Thrift Plan or Profit Sharing Plan vote their shares. Thrift Plan and Profit Sharing Plan votes receive the same confidentiality as all other shares voted. To allow sufficient time for voting by the trustee of the Thrift Plan and Profit Sharing Plan, your voting instructions must be received by May 19, 2011.

How will shares for which a proxy is appointed be voted on any other business conducted at the annual meeting that is not described in this proxy statement?    Although we do not know of any business to be considered at the 2011 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to David L. Kyle, our Chairman of the Board, and John R. Barker, our Senior Vice President, General Counsel and Assistant Secretary, to vote on these matters at their discretion.

What shares are included on the proxy card(s)?    The shares included on your proxy card(s) represent all of the shares that you owned of record as of the close of business on March 28, 2011, including those shares held in our Direct Stock Purchase and Dividend Reinvestment Plan and Employee Stock Purchase Plan, but excluding shares held for your account by Fidelity Management Trust Company, as trustee for our Thrift Plan and Profit Sharing Plan. If you do not authorize a proxy via the internet, by telephone, or by mail, your shares, except for those shares held in our Thrift Plan or Profit Sharing Plan, will not be voted. Please refer to the discussion above for an explanation of the voting procedures for your shares held by our Thrift Plan and Profit Sharing Plan.

What does it mean if I receive more than one proxy card?    If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please sign and return all proxy cards, or appoint a proxy via the internet or telephone, to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible.

Why did we receive just one copy of the proxy statement and annual report when we have more than one stock account in our household?    We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” This procedure permits us to send a single copy of the proxy statement and annual report to a household if the shareholders provide written or implied consent. Shareholders continue to receive a separate proxy card for each stock account. We previously mailed a notice to eligible registered shareholders stating our intent to utilize this rule unless the shareholder provided an objection. If you are a registered shareholder and received only one copy of the proxy statement and annual report in your household, we will promptly deliver copies, to the extent you request copies, for each member of your household who was a registered shareholder as of the record date. You may make this request by calling Wells Fargo Shareowner Services at 1-877-602-7615, or by providing written instructions to Wells Fargo Shareowner Services, Attn: Householding/ONEOK, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854 or, if by courier, 161 North

Concord Exchange, St. Paul, Minnesota 55075. You also may contact us in the same manner if you are currently receiving a single copy of the proxy statement and annual report in your household and desire to receive separate copies in the future for each member of your household who is a registered shareholder, or if your household is currently receiving multiple copies of the proxy statement and annual report and you desire to receive a single copy in the future for your entire household. If you are not a registered shareholder and your shares are held by a broker, bank, or other holder of record, you will need to contact that entity to revoke your election and receive multiple copies of these documents.

Is there a list of shareholders entitled to vote at the annual meeting?    The names of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the meeting for any purpose germane to the meeting between the hours of 9:00 a.m. and 4:30 p.m. at our principal executive offices at 100 West Fifth Street, Tulsa, Oklahoma, and may be viewed by contacting our corporate secretary.

Can I access the notice of annual meeting, proxy statement, 2010 annual report and accompanying documents on the internet?    The notice of annual meeting, proxy statement, 2010 annual report and accompanying documents are currently available on our website at www.oneok.com. Additionally, in accordance with rules of the Securities and Exchange Commission, you may access this proxy statement, our 2010 annual report, and any other proxy materials we use at okevote@oneok.com.

Instead of receiving future copies of our proxy and annual report materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to these proxy and annual report materials. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site. You may log on to www.ematerials.com/oke and simply follow the prompts to enroll in the electronic proxy delivery service. If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank, or other holder of record of your shares regarding the availability of this service.

What out-of-pocket costs will we incur in soliciting proxies?    Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, will assist us in the distribution of proxy materials and solicitation of votes for a fee of $9,500, plus out-of-pocket expenses. We also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders. We will pay all costs of soliciting proxies.

Who is soliciting my proxy?    Our Board of Directors is sending you this proxy statement in connection with its solicitation of proxies for use at our 2011 annual meeting of shareholders. Certain of our directors, officers and employees also may solicit proxies on our behalf in person or by mail, telephone, or fax.

Who will count the vote?    Representatives of our stock transfer agent, Wells Fargo Bank, N.A., will tabulate the votes and act as the inspector of the election.

How can I find out the results of the voting at the annual meeting?    Preliminary voting results will be announced at the annual meeting. Voting results will be published in a Current Report on Form 8-K which we will file with the Securities and Exchange Commission within four business days after the annual meeting.

OUTSTANDING STOCK AND VOTING

Voting

Only shareholders of record at the close of business on March 28, 2011, are entitled to receive notice of and to vote at the annual meeting. As of that date, 107,109,296 shares of our common stock were outstanding. Each outstanding share entitles the holder to one vote on each matter submitted to a vote of shareholders at the meeting. No other class of our stock is entitled to vote on matters to come before the meeting.

Shareholders of record may vote in person or by proxy at the annual meeting. All properly submitted proxies received prior to the commencement of voting at the annual meeting will be voted in accordance with the voting instructions contained on the proxy. Shares for which signed proxies are properly submitted without voting instructions will be voted:

(1)	FOR the election of 11 nominees for director proposed by our Board of Directors and named in this proxy statement;

(2)	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011;

(3)	FOR the advisory proposal to approve our executive compensation; and

(4)	in accordance with the recommendation of our Board of Directors, FOR the annual frequency of the advisory vote on executive compensation.

While we know of no other matters that are likely to be brought before the meeting, in the event any other business comes before the meeting, proxies will be voted in the discretion of the persons named in the proxy. The persons named as proxies were designated by our Board.

To vote shares held through a broker, bank, or other holder of record, a shareholder must provide voting instructions to his or her broker, bank, or other holder of record. Brokerage firms, banks and other fiduciaries are required to request voting instructions for shares they hold on behalf of their customers and others. We encourage you to provide instructions to your brokerage firm, bank, or other holder of record on how to vote your shares.

The rules of the New York Stock Exchange (NYSE) determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions. Under the rules of the NYSE, Proposals 1, 3 and 4 are considered to be non-routine and Proposal 2 is considered to be routine. Accordingly, if you do not provide voting instructions to your brokerage firm, your brokerage firm will not be permitted under the rules of the NYSE to vote your shares on Proposals 1, 3 or 4 and will be permitted under the rules of the NYSE to vote your shares on Proposal 2, at its discretion.

Representatives of our stock transfer agent, Wells Fargo Bank, N.A., will be responsible for tabulating and certifying the votes cast at the meeting.

Quorum

The holders of a majority of the shares entitled to vote at the annual meeting, present in person or by proxy, constitute a quorum for the transaction of business at the annual meeting. In determining whether we have a quorum, we count abstentions and broker non-votes as present.

If a quorum is not present at the scheduled time of the meeting, the shareholders who are present in person or by proxy may adjourn the meeting until a quorum is present. If the time and place of the adjourned meeting are announced at the time the adjournment is taken, no other notice will be given. However, if the adjournment is for more than 30 days, or if a new record date is set for the adjourned meeting, a notice will be given to each shareholder entitled to notice and to vote at the meeting.

Matters to Be Voted Upon

At the annual meeting, the following matters will be voted upon:

(1)	the election of the 11 directors named in this proxy statement to serve a one-year term;

(2)	the ratification the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONEOK, Inc. for the year ending December 31, 2011;

(3)	an advisory vote on executive compensation;

(4)	an advisory vote on the frequency of the advisory vote on executive compensation; and

(5)	such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

Votes Required

Proposal 1—Election of Directors.    Our by-laws provide for majority voting for directors in uncontested elections. We expect that the election of directors at our 2011 annual meeting will be uncontested. Under the majority voting standard, to be elected a nominee must receive a number of “For” votes that exceeds 50 percent of the votes cast with respect to that director’s election. Abstentions and broker non-votes, if any, do not count as votes cast for the election of directors.

If an uncontested nominee for director does not receive an affirmative majority of “For” votes, he or she will be required to promptly tender his or her resignation to our Board of Directors. The Board (excluding the director who tendered the resignation) will then evaluate the resignation in light of the best interests of the company and our shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. The Board will publicly announce its decision regarding any tendered resignation.

Proposal 2—Ratification of selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011.    In accordance with our by-laws, approval of the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011, requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions have the same effect as votes cast against our proposal to ratify the selection of our independent registered public accountants for 2011.

Proposal 3—Advisory vote on executive compensation.    In accordance with our by-laws, approval of the proposal to approve our executive compensation requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. The vote on this proposal is advisory and non-binding on the company and our Board of Directors.

Proposal 4—Advisory vote on the frequency of the advisory vote on executive compensation.    This proposal to determine our shareholders’ preference to hold the advisory vote on executive compensation every one, two or three years will be determined by a plurality of the votes cast at the meeting. The vote on this proposal is advisory and non-binding on the company and our Board of Directors.

Revoking a Proxy

Any shareholder may revoke his or her proxy at any time before it is voted at the meeting by (1) delivering a proxy card bearing a later date, (2) authorizing a later proxy via the internet, (3) authorizing a later proxy by telephone, (4) filing with our corporate secretary a written notice of revocation (the mailing address of our corporate secretary is 100 West Fifth Street, Tulsa, Oklahoma 74103), or (5) voting in person at the meeting. A shareholder’s presence without voting at the annual meeting will not automatically revoke a previously delivered proxy and any revocation during the meeting will not affect votes previously taken.

If your shares are held in a brokerage account or by a bank or other holder of record, you may revoke any voting instructions you may have previously provided in accordance with the revocation instructions provided by the broker, bank, or other holder of record.

Proxy Solicitation

Solicitation of proxies will be primarily by mail and telephone. We have engaged Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to solicit proxies for a fee of $9,500, plus out-of-pocket expenses. In addition, our officers, directors and employees may solicit proxies on our behalf in person or by mail, telephone and fax, for which such persons will receive no additional compensation. We will pay all costs of soliciting proxies. We will also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders.

GOVERNANCE OF THE COMPANY

Our Board of Directors and management are committed to maintaining strong corporate governance practices that allocate rights and responsibilities among our Board, management and our shareholders in a manner that benefits the long-term interest of our shareholders. Our corporate governance practices are designed not just to satisfy regulatory and stock exchange requirements, but also to provide for effective oversight and management of our company.

Our Corporate Governance Committee engages in a regular process of reviewing our corporate governance practices, including comparing our practices with those recommended by various corporate governance authorities, the expectations of our shareholders and the practices of other leading public companies. Our Corporate Governance Committee also regularly reviews our corporate governance practices in light of proposed and adopted laws and regulations, including the rules of the Securities and Exchange Commission (“SEC”) and the rules and listing standards of the NYSE.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines which address key areas of our corporate governance, including: director qualification standards, including the requirement that a majority of our directors be “independent” under the applicable independence requirements of the NYSE; director responsibilities; director access to management; director compensation; management succession; evaluation of performance of our Board; and the structure and operation of our Board. Our Board periodically reviews our corporate governance guidelines and may revise the guidelines from time to time as conditions warrant. The full text of our corporate governance guidelines is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics which applies to our directors, officers (including our principal executive and financial officers, principal accounting officer, controllers and other persons performing similar functions) and all other employees. We require all directors, officers and employees to adhere to our code of business conduct and ethics in addressing the legal and ethical issues encountered in conducting their work for our company. Our code of business conduct and ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all applicable laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our company’s best interest. All directors, officers and employees are required to report any conduct that they believe to be an actual or apparent violation of our code of business conduct and ethics.

The full text of our code of business conduct and ethics is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request. We intend to disclose on our website any future amendments to, or waivers from, our code of business conduct and ethics, as required by the rules of the Securities and Exchange Commission and the NYSE.

Director Independence

Our corporate governance guidelines provide that a majority of our Board of Directors will be “independent” under the applicable independence requirements of the NYSE. These guidelines and the rules of the NYSE provide that, in qualifying a director as “independent,” the Board must make an affirmative determination that the director has no material relationship with our company, either directly or as a partner, shareholder, or officer of an organization that has a relationship with our company.

Our Board of Directors has affirmatively determined that its members James C. Day, Julie H. Edwards, William L. Ford, David L. Kyle, Bert H. Mackie, Jim W. Mogg, Pattye L. Moore, Gary D. Parker, Eduardo A. Rodriguez, Gerald B. Smith and David J. Tippeconnic have no material relationship with our company and each otherwise qualifies as “independent” under our corporate governance guidelines, our director independence guidelines and the rules of the NYSE. The determination that these members of our Board have no material relationship with our company was made by the Board in accordance with the director independence guidelines adopted by our Board. These guidelines specify the types of relationships the Board has determined to be categorically immaterial. Directors who meet these standards are considered to be “independent.” The full text of our director independence guidelines is published on and may be printed from our website at www.oneok.com.

In determining whether certain of our directors qualify as “independent” under our director independence guidelines, our Board considered the receipt by certain directors or their immediate family members (or entities of which they are members, directors, partners, executive officers, or counsel) of natural gas service from us at regulated rates on terms generally available to all of our customers (and, in the case of an entity, in an amount that is less than the greater of $1 million or 2 percent of the entities’ gross revenue for its last fiscal year). In each case, the Board determined these relationships to be in the ordinary course of business at regulated rates or on substantially the same terms available to non-affiliated third parties and to be immaterial in amounts to both our company and the director.

With respect to the Board’s determination regarding the independence of William L. Ford, the Board specifically determined that our sale of natural gas to Shawnee Milling Company, where Mr. Ford serves as President, is an immaterial relationship and does not preclude a determination of Mr. Ford’s independence on the basis that our gas sales to Shawnee Milling Company are in the ordinary course of business on substantially the same terms as comparable third party transactions with non-affiliates and the sales are immaterial in amount to both our company and to Shawnee Milling Company.

Board Leadership Structure

Our corporate governance guidelines provide that our Board of Directors retains the right to exercise its discretion in combining or separating the offices of the Chairman of the Board and Chief Executive Officer and reviews the issue as a part of the Board’s continual succession planning process.

Our Board is currently led by David L. Kyle, who is the Chairman of the Board; William L. Ford, who is our lead independent director and the independent Chairman of the Corporate Governance Committee; and John W. Gibson, who is our Vice Chairman, President and Chief Executive Officer. In addition, each of our Audit Committee, Executive Compensation Committee and Corporate Governance Committee is led by a chair and vice chair, each of whom is an independent director.

Mr. Kyle has been our Chairman of the Board since 2000 and served as our Chief Executive Officer from 2000 through 2007. Since 2007, Mr. Gibson has been our President and Chief Executive Officer. In February 2011, Mr. Kyle announced his intention to not stand for re-election as a director at our 2011 annual meeting of shareholders and to retire from the Board and as Chairman of the Board at that time. At its February 2011 meeting, upon the recommendation of the Corporate Governance Committee, our Board elected Mr. Gibson, effective immediately, as Vice Chairman of the Board and, effective upon Mr. Kyle’s retirement as Chairman of the Board and a director at the conclusion of our 2011 annual meeting of shareholders, as Chairman of the Board. The Board took this action after careful consideration of the benefits and risks in combining the role of the Chairman of the Board and the Chief Executive Officer. The Board determined that, in addition to his leadership role as our Chief Executive Officer, Mr. Gibson is the most qualified and appropriate individual to lead our Board as its Chairman at this time.

Our Board is committed to high standards of corporate governance and believes that there is no one best leadership structure model that is most effective in all circumstances. In particular, the Board believes that it is advantageous for the Board to have flexibility to select, at any time and on a case-by-case basis, the leadership structure best able to meet our current needs, based on the individuals available and circumstances presented at the time. In its review as to whether to combine the roles of Chairman of the Board and Chief Executive Officer at this time, our Board closely considered our current practices and policies for ensuring significant independent oversight of management. These include the following: (1) Mr. Gibson is the only member of our Board who is also an employee of our company and he is the only member of our Board who does not meet the independence criteria set forth in our director independence guidelines and the independence criteria established by the NYSE; (2) each director serving on our Audit Committee, Executive Compensation Committee and Corporate Governance Committee, including their chairs and vice chairs, is independent; (3) our Board has an ongoing practice of holding regular executive sessions, without management present, as part of each regularly scheduled Board meeting; and (4) our lead independent director will preside over all executive sessions of our Board, at which management, including Mr. Gibson, is not present.

In determining that we will be best served by having Mr. Gibson serve as Chief Executive Officer and Chairman of the Board, our Board also considered the benefits of having the Chief Executive Officer serve as a bridge between management and our Board, ensuring that both groups act with a common purpose. In addition, our Board considered Mr. Gibson’s knowledge and experience regarding our operations and the industries and markets in which we compete, as well as his ability to promote communication, to synchronize strategic objectives and activities between our Board and our senior management, and to provide consistent leadership to both our Board and our company as a whole. Our Board further noted that the combined role of Chairman of the Board and Chief Executive Officer has the advantage of facilitating centralized leadership in one person so that there is no ambiguity about accountability. The Board concluded that, given the strong leadership skills demonstrated by Mr. Gibson, combining the offices of Chairman of the Board and Chief Executive Officer provides the most efficient and effective leadership model for our Board at this time. The Board retains the authority to separate the positions of Chairman and Chief Executive Officer in the future if such change is determined to be in the best interests of the company and our shareholders.

Our corporate governance guidelines vest the lead independent director who, under our corporate governance guidelines, is also chair of our Corporate Governance Committee, with various key responsibilities. The lead independent director presides during any executive session (without management present) of our Board of Directors at which the Chairman of the Board is not present, and during any other meeting of our Board at which the Chairman of the Board and Chief Executive Officer are not present. The lead independent director is also responsible for approving schedules and agendas for meetings of the Board in order to make an independent determination that there is sufficient time for discussion of all agenda items.

Risk Oversight

Enterprise risk management is a company-wide process that involves our Board of Directors and management in identifying, assessing and managing risks that could affect our ability to fulfill our business objectives or execute our corporate strategy. Our enterprise risk management activities involve the identification and assessment of a broad range of risks and the development of plans to mitigate their effects. These risks generally relate to strategic, operational, financial, regulatory compliance and human resources issues.

Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor, and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact; in other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. Management is responsible for identifying risk and risk controls related to our significant business activities; mapping the risks to our corporate strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to control and mitigate risk.

The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that the company faces and how the company is seeking to control and mitigate risk if and when appropriate. In some cases, as with risks relating to significant acquisitions, risk oversight is addressed as part of the full Board’s engagement with the chief executive officer and management.

The Board annually reviews a management assessment of the various operational and regulatory risks facing the company, their relative magnitude and management’s plan for mitigating these risks. The Board also reviews risks related to the company’s business strategy at its annual strategic planning meeting and at other meetings as appropriate.

In certain cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees risk issues associated with our overall financial reporting and disclosure process and legal compliance, as well as reviewing policies and procedures on risk control assessment and accounting risk exposure, including our company-wide risk control activities and our business continuity and disaster recovery plans. The Audit Committee meets with our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel, Vice President—Financial Services and Director – Audit Services as well as our independent registered public accounting firm in executive sessions, at which risk issues are regularly discussed, at each of its in-person meetings during the year. In addition, our Executive Compensation Committee oversees risks related to our compensation programs, as discussed in greater detail elsewhere in this proxy statement.

Board and Committee Membership

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman of the Board, our Chief Executive Officer and other officers, by reviewing materials provided to them periodically, by visiting our offices and by participating in meetings of the Board and its committees.

During 2010, the Board held six regular meetings. All of our incumbent directors attended at least 75 percent of the aggregate of all meetings of the Board and Board committees on which they served in 2010.

Our corporate governance guidelines provide that members of our Board are expected to attend our annual meetings of shareholders. All members of our Board attended our 2010 annual meeting of shareholders.

The Board has four standing committees consisting of the Audit Committee, the Executive Compensation Committee, the Corporate Governance Committee and the Executive Committee. The table below provides the current membership of our Board and each of our Board committees. Our Board has affirmatively determined that each member of our Audit Committee, Executive Compensation Committee and Corporate Governance Committee is “independent” under our corporate governance guidelines, our director independence guidelines and the rules of the NYSE.

Director	Audit	Executive Compensation	Corporate Governance	Executive
James C. Day		Chair		Member
Julie H. Edwards	Vice Chair		Member
William L. Ford			Chair	Member
John W. Gibson				Member
David L. Kyle				Chair
Bert H. Mackie		Member	Member
Jim W. Mogg		Vice Chair	Member
Pattye L. Moore	Member		Member
Gary D. Parker	Member	Member
Eduardo A. Rodriguez	Chair			Member
Gerald B. Smith	Member	Member
David J. Tippeconnic	Member		Vice Chair

Our Board has adopted written charters for each of its Audit, Executive Compensation, Corporate Governance and Executive Committees. Copies of the charters of each of these committees are available on and may be printed from our website at www.oneok.com and are also available from our corporate secretary upon request. The responsibilities of our Board committees are summarized below. From time to time the Board, in its discretion, may form other committees.

The Audit Committee.    The Audit Committee represents and assists our Board of Directors with the oversight of the integrity of our financial statements and internal controls, our compliance with legal and regulatory requirements, the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal audit function. The responsibilities of the Audit Committee include:

•	appointing, compensating and overseeing our independent auditor;

•	reviewing the scope, plans and results relating to our internal and external audits and our financial statements;

•	monitoring and evaluating our financial condition;

•	monitoring and evaluating the integrity of our financial reporting processes and procedures;

•

assessing our significant financial risks and exposures and evaluating the adequacy of our internal controls in connection with such risks and exposures, including, but not limited to, internal controls over financial reporting and disclosure controls and procedures, as well as reviewing policies and procedures on risk control assessment and accounting risk exposure, including our company-wide risk control activities and our business continuity and disaster recovery plans; and

•	monitoring our compliance with our policies on ethical business conduct.

Our independent registered public accounting firm reports directly to our Audit Committee. All members of our Audit Committee are “independent” under the independence requirements of the NYSE and the Securities and Exchange Commission applicable to audit committee members. The Board has determined that Julie H. Edwards, Gary D. Parker, Gerald B. Smith and David J. Tippeconnic are each an audit committee financial expert under the applicable rules of the Securities and Exchange Commission.

The Audit Committee held six meetings in 2010.

The Executive Compensation Committee.    Our Executive Compensation Committee is responsible for establishing and periodically reviewing our executive compensation policies and practices. This responsibility includes:

•	evaluating the performance and recommending to the Board the compensation of our Chief Executive Officer and our other principal executive officers;

•

reviewing our executive compensation programs to ensure the attraction, retention and appropriate compensation of executive officers in order to motivate their performance in the achievement of our business objectives and to align their interests with the long-term interests of our shareholders;

•	assessing the risks associated with our compensation programs; and

•	reviewing and making recommendations to the Board on executive officer and director compensation and personnel policies, programs and plans.

Our Executive Compensation Committee meets periodically during the year to review our executive and director compensation policies and practices. Executive officer salaries and short and long-term incentive compensation are determined by the Committee annually. The scope of the authority of the Committee is not limited except as set forth in its charter and by applicable law. The Committee has the authority to delegate duties to subcommittees of the Committee, or to other standing committees of the Board of Directors, as it deems necessary or appropriate. The Committee may not delegate to a subcommittee any authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

The executive compensation group in our corporate human resources department supports, in consultation with our Chief Executive Officer, the Executive Compensation Committee in its work.

In addition, during the first three quarters of 2010 the Executive Compensation Committee engaged Hewitt Associates and, during the fourth quarter of 2010 and for 2011, the Committee engaged Meridian Compensation Partners, LLC, as independent compensation consultants to assist the Committee in its evaluation of the amount and form of compensation paid in 2010 to our Chief Executive Officer and our other executive officers. Both Hewitt Associates and Meridian Compensation Partners were engaged by and reported to the Committee. For more information on executive compensation and the role of this consultant, see “Compensation Discussion and Analysis—The Role of the Compensation Consultant in the Executive Compensation Process” at page 42.

The Executive Compensation Committee held three meetings in 2010.

The Corporate Governance Committee.    Our Corporate Governance Committee is responsible for overseeing our company’s governance, including the selection of directors and the Board’s practices and effectiveness. These responsibilities include:

•

identifying and recommending qualified director candidates, including qualified director candidates suggested by our shareholders in written submissions to our corporate secretary in accordance with our corporate governance guidelines and our by-laws or in accordance with the rules of the SEC;

•	making recommendations to the Board with respect to electing directors and filling vacancies on the Board;

•	adopting an effective process for director selection and tenure by making recommendations on the Board’s organization and practices and by aiding in identifying and recruiting director candidates;

•	reviewing and making recommendations to the Board with respect to the organization, structure, size, composition and operation of the Board and its committees;

•	in conjunction with the Chairman of the Board, the Chief Executive Officer and the Executive Compensation Committee, overseeing management succession and development; and

•	reviewing, assessing risk and making recommendations with respect to other corporate governance matters.

The Corporate Governance Committee held two meetings in 2010.

The Executive Committee.    In the intervals between meetings of our Board of Directors, the Executive Committee may, except as otherwise provided in our by-laws and applicable law, exercise the powers and authority of the full Board in the management of our property, affairs and business. The function of the Committee is to act on major matters where it deems action appropriate, providing a degree of flexibility and ability to respond to time-sensitive business and legal matters without calling a special meeting of our full Board. The Committee reports to the Board at its next meeting on any actions taken by the Committee.

The Executive Committee held no meetings in 2010.

Director Nominations

Our corporate governance guidelines provide that the Board of Directors is responsible for nominating candidates for board membership and delegates the screening process to the Corporate Governance Committee of the Board. This Committee, with recommendations and input from our Chairman of the Board, our Chief Executive Officer and the directors, evaluates the qualifications of each director candidate and assesses the appropriate mix of skills, qualifications and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time. The Committee is responsible for recommending to the full Board candidates for nomination by the Board for election as members of our Board.

Our corporate governance guidelines provide that candidates for nomination by the Board must be committed to devote the time and effort necessary to be productive members of the Board and that, in nominating candidates, the Board will endeavor to establish director diversity in personal background, race, gender, age and nationality. The guidelines also provide that the Board will seek to maintain a mix that includes, but is not limited to, the following areas of core competency: accounting and finance, investment banking, business judgment, management, energy industry knowledge, crisis response, leadership, strategic vision, law and corporate relations.

The Corporate Governance Committee’s charter provides that the Committee has the responsibility, in consultation with the Chairman of the Board and the Chief Executive Officer, to search for, recruit, screen, interview and select candidates for the position of director as necessary to fill vacancies on the Board or the additional needs of the Board and to consider management and shareholder recommendations for candidates for nomination by the Board. In carrying out this responsibility, the Committee evaluates the qualifications and performance of incumbent directors and determines whether to recommend them for re-election to the Board. In addition, the Committee determines, as necessary, the portfolio of skills, experience, diversity, perspective and background required for the effective functioning of the Board considering our business strategy and our regulatory, geographic and market environments. The Committee has in the past retained an independent search consultant to assist the Committee from time to time in identifying and evaluating qualified director candidates.

Our corporate governance guidelines contain a policy regarding the Corporate Governance Committee’s consideration of prospective director candidates recommended by shareholders for nomination by our Board. Under this policy, any shareholder who wishes to recommend a prospective candidate for nomination by our Board for election at our 2012 annual meeting should send a letter of recommendation to our corporate secretary at our principal executive offices no later than September 30, 2011. The letter should include the name, address and number of shares owned by the recommending shareholder (including, if the recommending shareholder is not a shareholder of record, proof of ownership of the type referred to in Rule 14a-8(b)(2) of the proxy rules of the Securities and Exchange Commission), the prospective candidate’s name and address, a description of the prospective candidate’s background, qualifications and relationships, if any, with our company and all other information necessary for our Board to determine whether the prospective candidate meets the independence standards under the rules of the NYSE and our director independence guidelines. A signed statement from the prospective candidate should accompany the letter of recommendation indicating that he or she consents to being considered as a nominee of the Board and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director. The Committee evaluates prospective candidates recommended by shareholders for nomination by our Board in light of the various factors set forth above.

Neither the Corporate Governance Committee, the Board, nor our company itself discriminate in any way against prospective candidates for nomination by the Board on the basis of age, sex, race, religion, or other personal characteristics. There are no differences in the manner in which the Committee or the Board evaluates prospective candidates based on whether or not the prospective candidate is recommended by a shareholder, provided that the recommending shareholder furnishes to the company a letter of recommendation containing the information described above along with the signed statement of the prospective candidate referred to above.

In addition to having the ability to recommend prospective candidates for nomination by our Board, under our by-laws shareholders may themselves nominate candidates for election at an annual shareholders meeting. Any shareholder who desires to nominate candidates for election as directors at our 2012 annual meeting must follow the procedures set forth in our by-laws. Under these procedures, notice of a shareholder nomination for the election of a director must be received by our corporate secretary at our principal executive offices not less than 120 calendar days before the first annual anniversary of the date that our proxy statement was released to shareholders in connection with our 2011 annual meeting of shareholders. If the date of the 2012 annual meeting is changed by more than 30 days from the first anniversary date of the 2011 meeting, our corporate secretary must receive notice of a shareholder nomination by the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or the day on which public announcement of the meeting date is made. In accordance with our by-laws, a shareholder notice must contain certain information, including, as to such person whom the shareholder desires to nominate for election as a director: (a) the name, age, business address and residence address of such person; (b) the principal occupation or employment of such person; (c) the class and number of our shares which are beneficially owned by such person on the date of such shareholder’s notice; and (d) all other information relating to such person that would be required to be disclosed in connection with a solicitation of proxies for the election of such person as a director, or would otherwise be required to be disclosed in connection with such solicitation, in each case under the applicable rules of the Securities and Exchange Commission, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee of the Board and to serve as a director if elected. In addition, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the notice must set forth: (a) the name and address, as they appear on our books, of such shareholder and of such beneficial owner, if any, and any other shareholders known by such shareholder to be supporting such nominee; (b) the class and number of our shares which are beneficially owned by such shareholder and such beneficial owner, if any, on the date of such shareholder’s notice; (c) and by any other shareholders known by such shareholder to be supporting such nominee on the date of such shareholder’s notice, a description of all agreements, arrangements and understandings between such shareholder and such beneficial owner, if any, and any other person or persons (including their names) in connection with the nomination by such shareholder; and (d) all other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed by such person as a participant in a solicitation of proxies for the election of directors in a contested election, or would otherwise be required under the applicable rules of the Securities and Exchange Commission. This information must be supplemented by the shareholder or beneficial owner, if any, not later than ten days after the record date for the meeting to disclose this information as of the record date.

Director Compensation

Annual Compensation.    Compensation for our non-management directors for their service on our Board of Directors for the periods of May 2009 through April 2010 and May 2010 through April 2011 consists of an annual cash retainer of $60,000 to each non-management director, including the Chairman, and a stock retainer of 2,000 shares of our common stock to each non-management director, including the Chairman. The chair of our Audit Committee receives an additional annual cash retainer of $15,000, and each of the chairs of our Executive Compensation and Corporate Governance Committees receive an additional annual cash retainer of $10,000. For the period of May 2009 through April 2010, the Chairman of the Board received an additional annual cash retainer of $25,000, which was increased to $125,000 for the period of May 2010 through April 2011.

All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings. A director who is also an officer or employee receives no compensation for his or her service as a director.

Our Board of Directors has established minimum share ownership guidelines for members of our Board which are discussed under “Executive Compensation Discussion and Analysis – Share Ownership Guidelines” at page 55.

The following table sets forth the compensation paid to our non-management directors in 2010.

2010 Non-Management Director Compensation

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2) (3) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	Total
James C. Day	$70,000	$87,040	—	$157,040
Julie H. Edwards	$60,000	$87,040	—	$147,040
William L. Ford	$70,000	$87,040	—	$157,040
David L. Kyle	$185,000	$87,040	—	$272,040
Bert H. Mackie	$60,000	$87,040	—	$147,040
Jim W. Mogg	$60,000	$87,040	—	$147,040
Pattye L. Moore	$60,000	$87,040	$405	$147,445
Gary D. Parker	$60,000	$87,040	—	$147,040
Eduardo A. Rodriguez	$75,000	$87,040	—	$162,040
Gerald B. Smith	$60,000	$87,040	—	$147,040
David J. Tippeconnic	$60,000	$87,040	—	$147,040

(1)	Non-management directors may defer all or a part of their annual cash and stock retainers under our Deferred Compensation Plan for Non-Employee Directors. During the year ended December 31, 2010, approximately $862,280 of the total amount payable for directors’ fees were deferred under this plan at the election of eight of our directors. Deferred amounts are treated, at the election of the participating director, either as phantom stock or as a cash deferral. Phantom stock deferrals are treated as though the deferred amount is invested in our common stock at the fair market value on the date the deferred amount was earned. Phantom stock earns the equivalent of dividends declared on our common stock, reinvested in phantom shares of our common stock based on the fair market value of our common stock on the payment date of each common stock dividend. The shares of our common stock reflected in a non-management director’s phantom stock account are issued to the director under our Long-Term Incentive Plan on the last day of the director’s service as a director or a later date selected by the director. Cash deferrals earn interest at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first business day of the plan year, plus 100 basis points which, at January 1, 2010, was 6.35 percent.

The following table sets forth for each non-management director, the amount of director compensation deferred during 2010 and cumulative deferred compensation as of December 31, 2010.

Director	Board Fees Deferred to Phantom Stock in 2010 (a)	Dividends Earned on Phantom Stock and Reinvested in 2010 (b)	Total Board Fees Deferred to Phantom Stock at December 31, 2010 (a)	Total Shares of Phantom Stock Held at December 31, 2010	Board Fees Deferred to Cash in 2010 (c)	Total Board Fees Deferred to Cash at December 31, 2010 (c)
James C. Day	$117,040	$17,052	$426,323	10,906	—	—
Julie H. Edwards	—	—	—	—	—	—
William L. Ford	$157,040	$106,495	$1,775,713	61,677	—	—
David L. Kyle	—	—	—	—	—	—
Bert H. Mackie	—	$64,481	$1,079,526	36,278	—	—
Jim W. Mogg	$117,040	$18,354	$477,389	11,639	—	—
Pattye L. Moore	$87,040	$54,152	$1,039,888	31,442	$405	$6,632
Gary D. Parker	$87,040	$40,112	$771,618	23,544	—	—
Eduardo A. Rodriguez	$3,000	$1,487	$29,534	870	—	—
Gerald B. Smith	$147,040	$4,593	$177,238	4,233	—	—
David J. Tippeconnic	$147,040	$25,908	$661,625	16,225	—	—

(a)	Reflects the value of the annual cash and stock retainers (based on the average of our high and low stock price on the NYSE on December 31, 2010) deferred by a director under our Deferred Compensation Plan for Non-Employee Directors.

(b)	Dividend equivalents paid on phantom stock are reinvested in additional shares of phantom stock based on the average of the high and low trading prices of our common stock on the NYSE on the date the dividend equivalent was paid.

(c)	Reflects interest accrued on prior cash deferrals. No board fees were deferred to cash in 2010. The amount for Ms. Moore represents interest paid on her prior cash deferrals at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first day of the plan year, plus 100 basis points which, at January 1, 2010, was 6.35 percent.

(2)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), with respect to stock awards received by directors for service on our Board of Directors. Since the shares are issued free of any restrictions on the grant date, the grant date fair value of these awards is based on the average of our high and low stock price on the NYSE on the date of grant. The following table sets forth the number of shares and grant date fair value of such shares of our common stock issued to our non-management directors during 2010 for service on our Board.

Director	Shares Awarded in 2010	Aggregate Grant Date Fair Value
James C. Day	2,000	$87,040
Julie H. Edwards	2,000	$87,040
William L. Ford	2,000	$87,040
David L. Kyle	2,000	$87,040
Bert H. Mackie	2,000	$87,040
Jim W. Mogg	2,000	$87,040
Pattye L. Moore	2,000	$87,040
Gary D. Parker	2,000	$87,040
Eduardo A. Rodriguez	2,000	$87,040
Gerald B. Smith	2,000	$87,040
David J. Tippeconnic	2,000	$87,040

(3)	We maintain a stock option plan for our non-management directors under which options to purchase shares of our common stock may be granted to our non-management directors. Options may be exercisable in full at the time of grant or may become exercisable in one or more installments. Options are exercisable for a period of ten years after the date of grant of the option. In the event of termination of service as a non-management director, the options lapse upon such termination (whether vested or unvested), except in the case of retirement under the mandatory retirement provisions of our by-laws, in which case the retiring director may exercise the vested options within three years from the date of retirement. In the event of death, the vested options may be exercised by the personal representative of the optionee within three years from the date of death.

No options were granted to non-management directors in 2010. The following table sets forth the stock options held by our non-management directors at December 31, 2010, all of which are vested.

Non-Management Director Stock Options Held at 2010 Fiscal Year End

Director	Grant Date	Shares Underlying Options Granted	Exercise Price	Expiration Date	Per Option Grant Date Fair Value (a)	Aggregate Grant Date Fair Value (a)
Pattye L. Moore	2/21/2002 1/23/2003	2,500 10,000	$18.23 $17.28	2/21/2012 1/23/2013	$4.2294 $4.7730	$10,574 $47,730

(a)	Aggregate grant date fair value is determined in accordance with ASC 718.

(4)	For the aggregate number of shares of our common stock, phantom stock and stock options held by each member of our Board of Directors at February 1, 2011, see “Stock Ownership – Holdings of Officers and Directors” at page 35.

(5)	Reflects above-market earnings on Board of Directors fees deferred to cash under our Deferred Compensation Plan for Non-Employee Directors which provides for payment of interest on cash deferrals at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first business day of the plan year, plus 100 basis points, which, at January 1, 2010, was 6.35 percent.

Compensation Committee Interlocks and Insider Participation

During 2010, our Executive Compensation Committee consisted of Messrs. Day, Mogg, Mackie, Parker and Smith. No member of the Committee was an officer or employee of the company or any of its subsidiaries during 2010 and no member of the Committee was formerly an officer of the company or any of its subsidiaries. In addition, during 2010, none of our executive officers served as a member of a compensation committee or board of directors of any other entity, an executive officer of which served as a member of our Board.

Executive Sessions of the Board

The non-management members of our Board of Directors meet in regularly scheduled executive sessions without any members of management present. During 2010, the non-management members of our Board met in executive session during each of the five regular in-person meetings of the Board held during the year. We intend to continue this practice of regularly scheduled meetings of the non-management members of our Board, including an executive session at least once a year attended only by members of our Board who are “independent” under our director independence guidelines and the rules of the NYSE. Our corporate governance guidelines provide that our lead director, the chair of our Corporate Governance Committee, presides as the chair at executive session meetings of the non-management members of our Board at which the Chairman of the Board is not present.

Communications with Directors

Our Board believes that it is management’s role to speak for our company. Directors refer all inquiries regarding our company from institutional investors, analysts, the media, customers, or suppliers to our Chief Executive Officer or his designee. Our Board also believes that any communications between members of the Board and interested parties, including shareholders, should be conducted with the knowledge of our Chief Executive Officer. Interested parties, including shareholders, may contact one or more members of our Board, including non-management directors and non-management directors as a group, by writing to the director or directors in care of our corporate secretary at our principal executive offices. A communication received from an interested party or shareholder will be promptly forwarded to the director or directors to whom the communication is addressed. A copy of the communication will also be provided to our Chief Executive Officer. We will not, however, forward sales or marketing materials, materials that are abusive, threatening or otherwise inappropriate, or correspondence not clearly identified as interested party or shareholder correspondence.

Complaint Procedures

Our Board of Directors has adopted procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and complaints or concerns under our Code of Business Conduct and Ethics. These procedures allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters and matters arising under our Code of Business Conduct and Ethics. The full text of these procedures, known as our whistleblower policy, is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request.

PROPOSAL 1—ELECTION OF DIRECTORS

Our certificate of incorporation provides for the annual election of directors. Our Board of Directors currently consists of 12 members, whose terms will expire at the 2011 annual meeting. In February 2011, David L. Kyle announced his intention to not stand for re-election to our Board at the 2011 annual meeting of shareholders and to retire as Chairman and a director at that time. Accordingly, the 11 remaining members of our Board named in this proxy statement will stand for re-election at the annual meeting.

Our by-laws provide that, in the case of uncontested elections (i.e., elections where the number of nominees is the same as the number of directors to be elected), director nominees are elected by the vote of a majority of the votes cast with respect to that nominee. Abstentions and broker non-votes with respect to the election of a director do not count as votes cast. Our corporate governance guidelines provide that any uncontested nominee for director who fails to receive the requisite majority vote at an annual or special meeting held for the purpose of electing directors where the election is uncontested must, promptly following certification of the shareholder vote, tender his or her resignation to the Board. The directors (excluding the director who tendered the resignation) will evaluate any such resignation in light of the best interests of the company and our shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to the company, the overall composition of the Board and whether accepting the tendered resignation would cause the company to fail to comply with any applicable rule or regulation (including the NYSE listing requirements and the federal securities laws). The Board will act on the tendered resignation and publicly disclose its decision and rationale within 90 days following certification of the shareholder vote.

If no directors receive the requisite majority vote at an annual or special meeting held for the purpose of electing directors where the election is uncontested, the incumbent Board will, within 180 days after the certification of the shareholder vote, nominate a new slate of directors and hold a special meeting for the purpose of electing those nominees. In this circumstance, the incumbent Board will continue to serve until new directors are elected and qualified.

The persons named in the accompanying proxy card intend to vote such proxy in favor of the election of each of the nominees named below, who are currently directors, unless the proxy provides for a vote against the director. Although the Board has no reason to believe that the nominees will be unable to serve as directors, if a nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board, unless contrary instructions are given on the proxy. Except for these nominees, no other person has been recommended to our Board as a potential nominee or otherwise nominated for election as a director.

In evaluating director candidates, our Corporate Governance Committee considers factors that are in the best interests of our company and its shareholders, including the knowledge, experience, integrity, and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience, and competencies which the Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; independence; and any core competencies or technical expertise necessary to staff Board committees. In addition, the Corporate Governance Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills, and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of our company.

Our Board of Directors believes that each member of our Board possesses the necessary integrity, skills and qualifications to serve on our Board and that their individual and collective skills and qualifications provide them the ability to engage management and each other in a constructive and collaborative fashion and, when necessary and appropriate, challenge management in the execution of our business operations and strategy.

Set forth below is certain information with respect to each nominee for election as a director.

Your Board unanimously recommends a vote FOR each nominee.

DIRECTOR NOMINEES

James C. Day

Age 68

(Director since 2004)

Mr. Day served as Chairman of the Board of Noble Corporation, a Texas-based offshore drilling contractor, until May 2007, and as a consultant until May 1, 2009. He served as Chairman of the Board from 1992, as Chief Executive Officer from 1984 to October 2006, and as President of Noble Corporation from 1984 to 1999 and again from 2003 to February 2006. Mr. Day is a director of Tidewater, Inc., a publicly traded provider of marine support services for the offshore energy industry, and EOG Resources, Inc., a publicly traded oil and gas exploration and production company. He is a trustee of The Samuel Roberts Noble Foundation, Inc., and is the founder, a director and the President of The James C. and Teresa K. Day Foundation. Mr. Day formerly served as a director for Global Industries and Noble Energy Corporation. He serves, and has served, on the boards of numerous civic and business organizations and not-for-profit associations.

Mr. Day has extensive senior management and operational experience in the oil and gas industry as a result of his service as Chairman, President and Chief Executive Officer of Noble Corporation. During almost 30 years of Mr. Day’s leadership, Noble grew from approximately $32 million in market capitalization to almost $9 billion and its employee count rose from approximately 400 to 6,000. For his achievements, Mr. Day was recognized for four consecutive years by Institutional Investor Magazine as one of the “Top Performing CEOs” in the energy sector. He has also been recognized for his contributions to the industry by the Offshore Energy Center, Spindletop International and the University of Oklahoma. Mr. Day is the recipient of the American Petroleum Institute’s Gold Medal for distinguished achievement, the organization’s highest award. He has led several key industry associations, serving as Chairman of the National Ocean Industries Association, President of the International Association of Drilling Contractors, and as a member of the board of directors of the American Petroleum Institute. In addition, Mr. Day has shown leadership and has been effective as chair of our Executive Compensation Committee. His directorships at other companies also provide him with extensive corporate governance experience. In light of Mr. Day’s extensive industry, executive managerial and financial experience and knowledge, our Board of Directors has concluded that Mr. Day should continue as a member of our Board.

Julie H. Edwards

Age 52

(Director since 2007)

Ms. Edwards retired in 2007 from Southern Union Company where she served as Senior Vice President-Corporate Development from November 2006 to January 2007 and as Senior Vice President and Chief Financial Officer from July 2005 to November 2006. Prior to June 2005, she was an executive officer of Frontier Oil Corporation, having served as Chief Financial Officer from 1994 to 2005 and as Treasurer from 1991 to 1994. Prior to joining Frontier Oil Corporation in 1991, Ms. Edwards was an investment banker with Smith Barney, Harris, Upham & Co., Inc. in New York and Houston, after joining the company as an associate in 1985, when she graduated from the Wharton School of the University of Pennsylvania with an M.B.A. Prior to attending Wharton, she worked as an exploration geologist in the oil industry, having earned a B.S. in Geology and Geophysics from Yale University in 1980.

Ms. Edwards previously served on our Board of Directors in 2004 and 2005. She is also a member of the Board of Directors of ONEOK Partners, L.P. and is a member of the Board of Directors of Noble Corporation, an international contract drilling company. She was a member of the Board of Directors of NATCO Group, Inc., an oil field services and equipment manufacturing company, from 2004 until its sale to Cameron International Corporation in November 2009.

In addition to her experience from service on the boards of directors of several public companies, Ms. Edwards brings to our Board broad experience and understanding of various segments within the energy industry (exploration and production, refining and marketing, natural gas transmission, processing and distribution, production technology and contract drilling), and significant senior accounting, finance, capital markets, corporate development and management experience and expertise. In light of Ms. Edwards’ extensive industry, executive managerial and financial experience and knowledge, our Board of Directors has concluded that Ms. Edwards should continue as a member of our Board.

William L. Ford

Age 68

(Director since 1981)

Mr. Ford has served as President of Shawnee Milling Company since 1979. He serves, and has served, on the boards of numerous civic and business organizations and not-for-profit associations.

As the long-time President of Shawnee Milling Company, Mr. Ford has extensive senior management, operational and entrepreneurial experience. In this role, Mr. Ford is responsible for all aspects of Shawnee Milling’s business, including strategic planning, operating and capital budgets, labor relations and regulatory compliance. During his tenure as President, Shawnee Milling has experienced substantial growth. Mr. Ford also serves as a trustee of the University of Oklahoma Foundation and on the Advisory Board of the University of Oklahoma Price College of Business. In addition, as a long-time member of our Board of Directors, Mr. Ford has extensive knowledge of our business and has shown leadership and has been effective in his role as past chair of our Executive Compensation Committee and, currently, as our lead independent director and chair of our Corporate Governance Committee. In light of Mr. Ford’s extensive business experience and his in-depth knowledge of our company, our Board of Directors has concluded that Mr. Ford should continue as a member or our Board.

John W. Gibson

Age 58

(Director since 2006)

Mr. Gibson is Vice Chairman, President and Chief Executive Officer of ONEOK, Inc. and Chairman, President and Chief Executive Officer of ONEOK Partners GP, L.L.C., the general partner of ONEOK Partners, L.P. He served as our Chief Executive Officer and the Chief Executive Officer of ONEOK Partners GP, L.L.C. from 2007 through 2009. He has served as Chairman of the Board of Directors of ONEOK Partners GP, L.L.C. since October 2007. From 2005 until May 2006, he was President of ONEOK Energy Companies, which included our gathering and processing, natural gas liquids, pipelines, and storage and energy services business segments, some of which were acquired by us in April 2006. Prior to that, he was our President, Energy, from May 2000 to 2005. Mr. Gibson joined ONEOK, Inc. in May 2000 from Koch Energy, Inc., a subsidiary of Koch Industries, where he was an Executive Vice President. His career in the energy industry began in 1974 as a refinery engineer with Exxon USA. He spent 18 years with Phillips Petroleum Company in a variety of domestic and international positions in its natural gas, natural gas liquids and exploration and production businesses, including Vice President of Marketing of its natural gas subsidiary GPM Gas Corp. He holds an engineering degree from Missouri University of Science and Technology, formerly known as University of Missouri at Rolla. Mr. Gibson also serves on the Board of Directors of BOK Financial Corporation.

Mr. Gibson has served in a variety of roles of continually increasing responsibility at ONEOK, Inc. since 2000, ONEOK Partners, L.P. since 2004 and, prior to 2000, at Koch Energy, Inc., Exxon USA, and Phillips Petroleum. In these roles, Mr. Gibson has had direct responsibility for and extensive experience in strategic and financial planning, acquisitions and divestitures, operations, management supervision and development, and compliance. As the executive responsible for numerous merger and acquisition transactions over the course of his career, Mr. Gibson has significant experience in assessing acquisition opportunities and in structuring, financing and completing merger and acquisition transactions. Over the course of his lengthy career in a variety of sectors of the oil and gas industry, Mr. Gibson has gained extensive management and operational experience and has demonstrated a strong track record of leadership, strategic vision and risk management. In light of Mr. Gibson’s role as the top executive officer of our company and his extensive industry and managerial experience and knowledge, our Board of Directors has concluded that Mr. Gibson should continue as a member of our Board.

Bert H. Mackie

Age 68

(Director since 1989)

Mr. Mackie is Asset Manager for the Hamm Financial Group and Vice Chairman of the Security National Bank in Enid, Oklahoma, where he has served since 1962 in all facets of commercial banking. He also serves as a director of the Security Financial Services Corp. Mr. Mackie serves as an officer or director of many educational and business organizations. He is on the Board of Trustees of the Oklahoma Foundation for Excellence, the Board of the Garfield County Joint Industrial Foundation and past Treasurer of the Enid Regional Development Alliance. He also serves on the Northwestern Oklahoma State University/Northern Oklahoma College Community Advisory Board and on the Investment Committee of the Northwest Oklahoma State University’s foundation. Mr. Mackie has also served as chairman of the U.S. Postal System and as chairman of the Oklahoma State Regents for Higher Education.

Over the course of his banking career, Mr. Mackie has had direct responsibility for and extensive management experience in all areas of finance, including strategic and financial planning and policy making, regulatory compliance, risk management, corporate restructuring, and management of large investment portfolios. In addition, during Mr. Mackie’s many years of senior management service at Security National Bank, he has demonstrated a strong track record of achievement and sound judgment. In light of Mr. Mackie’s extensive executive managerial and financial experience and knowledge, our Board of Directors has concluded that Mr. Mackie should continue as a member of our Board.

Jim W. Mogg

Age 62

(Director since 2007)

Mr. Mogg served as Chairman of the Board of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, L.P., from August 2005 to April 2007. In addition to presiding over board meetings and providing strategic oversight, he was involved in launching DCP Midstream Partners as a public company. From January 2004 to September 2006, Mr. Mogg served as Group Vice President, Chief Development Officer and advisor to the Chairman of Duke Energy Corporation and, in that capacity, was responsible for the merger and acquisition, strategic planning and human resources activities of Duke Energy. Additionally, Duke Energy affiliates Crescent Resources and Teppco Partners, LP reported to Mr. Mogg and he was the executive sponsor of Duke Energy’s Finance and Risk Management Committee of the Board of Directors. Mr. Mogg served as President and Chief Executive Officer of DCP Midstream, LLC from December 1994 to March 2000, and as Chairman, President, and Chief Executive Officer from April 2000 through December 2003. Under Mr. Mogg’s leadership, DCP Midstream became the nation’s largest producer of natural gas liquids and one of the largest gatherers and processors of natural gas. DCP Midstream achieved this significant growth via acquisitions, construction and optimization of assets. DCP Midstream was the general partner of Teppco Partners, LP and, as a result, Mr. Mogg was Vice Chairman of TEPPCO Partners, LP from April 2000 to May 2002 and Chairman from May 2002 to February 2005. Mr. Mogg serves on the Board of Directors of Bill Barrett Corporation, where he is currently the lead director, and is non-executive Chairman of the Board of First Wind Holdings, Inc. He is also a member of the Board of Directors of ONEOK Partners, L.P.

Mr. Mogg has extensive senior management experience in a variety of sectors in the oil and natural gas industry as a result of his service at DCP Midstream Partners and Duke Energy where he has demonstrated a strong track record of achievement and sound judgment. As the executive responsible for numerous merger and acquisition transactions at DCP Midstream Partners, Teppco Partners, and Duke Energy Corporation, he has significant experience in assessing acquisition opportunities and in structuring, financing and completing merger and acquisition transactions. In addition, Mr. Mogg’s current and previous directorships at other companies, including publicly traded master limited partnerships, provide him with extensive corporate and limited partnership governance experience. As a result of his experience, Mr. Mogg is qualified to analyze the various financial and operational aspects of the company. In light of Mr. Mogg’s extensive industry and executive managerial experience and knowledge, the Board of Directors has concluded that Mr. Mogg should continue as a member of our Board.

Pattye L. Moore

Age 53

(Director since 2002)

Ms. Moore currently serves as the nonexecutive Chairman of the Board of Red Robin Gourmet Burgers (NASDAQ: RRGB). In addition, Ms. Moore is a business strategy consultant, speaker and the author of Confessions from the Corner Office, a book on leadership instincts, published by Wiley & Sons in 2007. She also serves on the Board of Directors for QuikTrip Corporation and Giant Impact.

Ms. Moore served on the Board of Directors for Sonic Corp. from 2000 through January 2006 and was the President of Sonic from January 2002 to November 2004. She held numerous senior management positions during her 12 years at Sonic, including Executive Vice President, Senior Vice President-Marketing and Brand Development and Vice-President-Marketing.

Ms. Moore has extensive senior management, marketing, business strategy, brand development and corporate governance experience as a result of her service at Red Robin and Sonic, her service on other boards and her consulting career. In her role as President of Sonic Corp., Ms. Moore was responsible for company and franchise operations, purchasing and distribution, marketing and brand development for the 3,000 unit chain with over $3 billion in system wide sales. As a business strategy consultant and as a board member, Ms. Moore has extensive experience in leadership, management development and strategic planning. In addition, Ms. Moore’s directorships at other companies provide her with extensive corporate governance and executive compensation experience. Ms. Moore also has extensive experience as a member of the board of directors of numerous non-profit organizations, including serving as Chairman of the Board of the National Arthritis Foundation. In light of Ms. Moore’s extensive executive managerial experience and her leadership skills, our Board of Directors has concluded that Ms. Moore should continue as a member of our Board.

Gary D. Parker

Age 65

(Director since 1991)

Mr. Parker, a certified public accountant, is the senior shareholder of Moffitt, Parker & Company, Inc. and has been President of the firm since 1982. He is a director of First Muskogee Financial Corporation and the First National Bank of Muskogee in Muskogee, Oklahoma. In addition, he currently serves as a director/trustee of several state and local civic and not-for-profit organizations.

Mr. Parker has extensive public accounting practice experience and expertise in accounting, auditing, financial reporting, taxation and management consulting. Mr. Parker’s operational and entrepreneurial experience, background in public accounting and his directorships at ONEOK, Inc. and other companies provide him with comprehensive financial, audit and executive compensation experience. Mr. Parker’s directorships at other companies also provide him with extensive corporate governance experience. In light of Mr. Parker’s extensive accounting, finance and audit experience, our Board of Directors has concluded that Mr. Parker should continue as a member or our Board.

Eduardo A. Rodriguez

Age 55

(Director since 2004)

Mr. Rodriguez is President of Strategic Communications Consulting Group. Mr. Rodriguez previously served as Executive Vice President of Hunt Building Corporation, a privately-held company engaged in construction and real estate development headquartered in El Paso, Texas. He also served as a member of the Board of Directors of Hunt Building Corporation. Prior to his three years with Hunt Building Corporation, Mr. Rodriguez spent 20 years in the electric utility industry at El Paso Electric Company, a publicly-traded, investor-owned utility, where he served in various senior-level executive positions, including General Counsel, Senior Vice President for Customer and Corporate Services, Executive Vice President and as Chief Operating Officer. Mr. Rodriguez is a licensed attorney in Texas and New Mexico, and is admitted to the United States District Court for the Western District of Texas.

Mr. Rodriguez has had extensive senior management, operational, entrepreneurial and legal experience in a variety of industries as result of his service at Strategic Communications Consulting Group, Hunt Building Corporation and El Paso Electric Company. Mr. Rodriguez has engaged in the practice of law for over 30 years. In addition to his extensive legal experience, Mr. Rodriguez’s senior management positions have included responsibility for strategic planning, corporate governance and regulatory compliance. In these positions he has demonstrated a strong track record of achievement and sound judgment. Mr. Rodriguez has also shown leadership and has been effective in his role as the independent chair of our Audit Committee. In light of Mr. Rodriguez’s extensive legal and business experience and knowledge, our Board of Directors has concluded that Mr. Rodriguez should continue as a member of our Board.

Gerald B. Smith

Age 60

(Director since 2009)

Mr. Smith is Chairman and Chief Executive Officer of Smith, Graham & Company Investment Advisors, a global investment management firm, which was founded in 1990. He is a member of the board of trustees of Charles Schwab Family of Funds; lead independent director and Deputy Chairman of Cooper Industries; and a former director of the Fund Management Board of Robeco Group, Rorento N.V. (Netherlands). He is also a member of the Board of Directors of ONEOK Partners, L.P.

Mr. Smith has extensive financial, operational, management, investment and risk management experience as a result of his long-term tenure as Chairman and Chief Executive Officer of Smith, Graham & Company Investment Advisors where he has a strong track record of achievement, sound judgment and risk management. Mr. Smith’s current and former board memberships at other companies and institutions also provide him with extensive corporate governance experience. In light of Mr. Smith’s significant executive managerial and financial experience and knowledge, our Board of Directors has concluded that Mr. Smith should continue as a member of our Board.

David J. Tippeconnic

Age 71

(Director since 2006)

Mr. Tippeconnic is Chief Executive Officer of Arrow-Magnolia International Inc. After retiring from CITGO Petroleum Corp., he has served as Interim Chief Executive Officer and later as Chairman of the Board of Cherokee Nation Entertainment from 2001 to 2004. From 1997 through 2000, Mr. Tippeconnic served as President, Chief Executive Officer, and as a member of the Board of Directors of CITGO Petroleum Corp. From 1995 to 1997, he was President, Chief Executive Officer, and a member of the Executive Committee for UNO-VEN Company. Mr. Tippeconnic spent 33 years with Phillips Petroleum Company, retiring as Executive Vice President, President of Phillips 66 Company and a member of the Board of Directors. He is a director of Matrix Services Company, Cherokee Nation Businesses and RIVE Technology, Inc.

Mr. Tippeconnic is a chemical engineer and has extensive senior management and operational experience in the oil and gas industry as a result of his service at Arrow Magnolia International, Inc., CITGO Petroleum Corp., UNO-VEN Company and Phillips Petroleum Company where he has demonstrated a strong track record of achievement and sound judgment. He has direct operational and management experience in crude oil, natural gas liquids, and natural gas gathering, processing, transportation and marketing. He also has direct experience in engineering process design and construction and strategic planning in the oil and gas industry. Mr. Tippeconnic’s directorships at other companies also provide him with extensive corporate governance experience. In light of Mr. Tippeconnic’s extensive executive managerial and financial experience and knowledge, our Board of Directors has concluded that Mr. Tippeconnic should continue as a member of our Board.

PROPOSAL 2—RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OF ONEOK, INC. FOR THE YEAR ENDING DECEMBER 31, 2011

Ratification of Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2011

Our Board of Directors has ratified the selection by our Audit Committee of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2011. In carrying out its duties in connection with the 2010 audit, PricewaterhouseCoopers LLP had unrestricted access to our Audit Committee to discuss audit findings and other financial matters.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Approval of this proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the meeting. Abstentions will have the effect of a vote against the proposal.

Your Board unanimously recommends a vote FOR the ratification of PricewaterhouseCoopers LLP’s selection as our independent registered public accounting firm for 2011.

Audit and Non-Audit Fees

Audit services provided by PricewaterhouseCoopers LLP during the 2010 and 2009 fiscal years included an integrated audit of our consolidated financial statements and internal control over financial reporting, review of our unaudited quarterly financial statements, consents and review of documents filed with the SEC, and performance of certain agreed-upon procedures. No non-audit or tax services were rendered by PricewaterhouseCoopers LLP during 2009 or 2010.

The following table presents fees billed for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2010, and 2009.

	2010	2009
	(Thousands of dollars)
Audit fees	$1,130.6	$1,061.0
Audit related fees	$—	$—
Tax fees	$—	$—
All other fees	$—	$—

Total	$1,130.6	$1,061.0

Audit Committee Policy on Services Provided by the Independent Registered Public Accounting Firm

Consistent with Securities and Exchange Commission and NYSE policies regarding auditor independence, the Audit Committee has the responsibility for appointing, setting compensation and overseeing the work of our independent auditor. In recognition of this responsibility, the Audit Committee has established a policy with respect to the pre-approval of audit and permissible non-audit services provided by our independent auditor.

Prior to engagement of PricewaterhouseCoopers LLP as our independent auditor for the 2011 audit, a plan was submitted to and approved by the Audit Committee setting forth the audit services expected to be rendered during 2011 which are comprised of work performed in the audit of our financial statements and to attest and report on our internal controls over financial reporting, as well as work that only the independent auditor can reasonably be expected to provide, including quarterly review of our unaudited financial statements, comfort letters, statutory audits, attest services, consents and assistance with the review of documents filed with the Securities and Exchange Commission.

Audit fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus budgeted fees periodically during the year by category of service.

The Audit Committee has adopted a policy that provides that fees for audit, audit related, and tax services that are not included in the independent auditor’s annual services plan, and for services for which fees are not determinable on an annual basis, are pre-approved if the fees for such services will not exceed $75,000. In addition, the policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

2011 Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors with the oversight of the integrity of the company’s financial statements and internal controls, the company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the company’s independent registered public accounting firm and the performance of the company’s internal audit function. The Audit Committee’s function is more fully described in its charter, which the Board has adopted and is on and may be printed from the company’s website at www.oneok.com and is also available from the company’s corporate secretary upon request. The Audit Committee reviews the charter on an annual basis. The Board of Directors annually reviews the definition of “independence” for audit committee members contained in the listing standards for the NYSE and applicable rules of the Securities and Exchange Commission as well as our director independence guidelines and has determined that each member of the Audit Committee is independent under those standards.

Management is responsible for the preparation, presentation and integrity of the company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the company’s consolidated financial statements and the company’s internal control over financial reporting and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and the company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, regarding the fair and complete presentation of the company’s financial results and management’s report on its assessment of the company’s internal control over financial reporting. The Audit Committee has discussed the significant accounting policies applied by the company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

The Audit Committee has also reviewed and discussed with both management and the independent registered public accounting firm management’s assessment of the company’s internal control over financial reporting. In addition, the Audit Committee has discussed the independent auditor’s report on the company’s internal control over financial reporting. The Audit Committee has also discussed with the company’s independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard AU Section 380 (“The Auditor’s Communication With Those Charged With Governance”) and Rule 2-07 of the Securities and Exchange Commission’s Regulation S-X (“Communication with Audit Committees”).

In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from the company and its management, including the matters in the written disclosures and the letter received from PricewaterhouseCoopers LLP as required by the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence. While no non-audit services were provided by PricewaterhouseCoopers LLP in 2009 or 2010, the Audit Committee will also consider in the future whether the provision of non-audit services to the company by PricewaterhouseCoopers LLP is compatible with maintaining that firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the company and its management.

The Audit Committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with both the internal and independent auditors, with and without management present, to discuss the results of their examinations, the assessments of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements of the company as of and for the year ended December 31, 2010, in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Eduardo A. Rodriguez, Chair

Julie H. Edwards, Vice Chair

Pattye L. Moore

Gary D. Parker

Gerald B. Smith

David J. Tippeconnic

STOCK OWNERSHIP

Holdings of Major Shareholders

The following table sets forth the beneficial owners of 5 percent or more of our common stock known to us at February 1, 2011.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	8,731,641 (1)	8.2% (1)

Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,708,751 (2)	5.4% (2)

Common Stock	Fidelity Management Trust Company, Trustee for the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries and the Profit Sharing Plan 82 Devonshire St. Boston, MA 02109	5,689,559 (3)	5.3% (4)

(1)	Based upon the Schedule 13G filed with the Securities and Exchange Commission on February 2, 2011, in which BlackRock, Inc. and certain of its subsidiaries reported that, as of December 31, 2010, BlackRock, Inc. and those subsidiaries, in the aggregate, beneficially owned 8,731,641 shares of our common stock over which they had sole dispositive and sole voting power.

(2)	Based upon the Schedule 13G filed with the Securities and Exchange Commission on February 10, 2011, in which The Vanguard Group, Inc. and a subsidiary reported that, as of December 31, 2010, The Vanguard Group, Inc. and the subsidiary, in the aggregate, beneficially owned 5,575,801 shares of our common stock over which it had sole dispositive and sole voting power and 132,950 shares of our common stock over which they had shared dispositive power and sole voting power.

(3)	Shares held by Fidelity Management Trust Company, as Trustee of our Thrift Plan and Profit Sharing Plan, for the benefit of the participants in the plans. Each participant in either plan is entitled to instruct the Trustee with respect to the voting of our shares held in the participant’s account. The Trustee will vote our shares in a participant’s account for which the Trustee does not receive voting instructions in the same proportion as shares in other accounts for which the Trustee does receive voting instructions.

(4)	The percent of voting securities owned is based on the number of outstanding shares of our common stock on February 1, 2011.

Holdings of Officers and Directors

The following table sets forth the number of shares of our common stock and the number of common units of our affiliate, ONEOK Partners, L.P., beneficially owned as of February 1, 2011, by (1) each director and nominee for director, (2) each of the executive officers named in the Summary Compensation Table for Fiscal 2010 under the caption “Executive Compensation” in this proxy statement, and (3) all directors and executive officers as a group.

Name of Beneficial Owner	Shares of ONEOK Common Stock Beneficially Owned (1)	ONEOK Directors’ Deferred Compensation Plan Phantom Stock (2)	Total Shares of ONEOK Common Stock Beneficially Owned Plus ONEOK Directors’ Deferred Compensation Plan Phantom Stock	ONEOK Percent of Class (3)	Common Units of ONEOK Partners Beneficially Owned (4)	ONEOK Partners Percent of Class (5)
John R. Barker	46,244	—	46,244	*	3,667	*
James C. Day (6)	16,300	10,906	27,206	*	—	*
Curtis L. Dinan (7)	32,160	—	32,160	*	10,000	*
Julie H. Edwards	12,584	—	12,584	*	—	*
William L. Ford	21,056	61,677	82,733	*	—	*
John W. Gibson (8)	168,982	—	168,982	*	17,500	*
David L. Kyle (9)	320,623	—	320,623	*	80,000	*
Bert H. Mackie (10)	19,238	36,278	55,516	*	—	*
Robert F. Martinovich	6,621	—	6,621	*	144	*
Jim W. Mogg	—	11,639	11,639	*	1,000	*
Pattye L. Moore	13,500	31,442	44,942	*	200	*
Gary D. Parker (11)	19,661	23,544	43,205	*	—	*
Eduardo A. Rodriguez	7,824	870	8,694	*	—	*
Gerald B. Smith	750	4,233	4,983	*	—	*
Terry K. Spencer	34,868	—	34,868	*	—	*
David J. Tippeconnic	1,000	16,225	17,225	*	—	*
All directors and executive officers	721,411	196,814	918,225	*	112,511	*

*	Less than 1 percent.

(1)	Includes shares of common stock held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power, shares of common stock held in our Direct Stock Purchase and Dividend Reinvestment Plan, shares held through our Thrift Plan and shares that the director or executive officer had the right to acquire within 60 days of February 1, 2011.

The following table sets forth for the persons indicated the number of shares of our common stock (a) which such persons had the right to acquire within 60 days after February 1, 2011, (all such shares are issuable upon the exercise of stock options granted under our Long-Term Incentive Plan or our Stock Compensation Plan for Non-Employee Directors) and (b) which are held on the person’s behalf by the Trustee of our Thrift Plan (no shares were held by the persons indicated in our Profit Sharing Plan) as of February 1, 2011.

Executive Officer/Director	Stock Options Exercisable within 60 Days	Stock Held by Thrift Plan
John R. Barker	—	6,477
James C. Day	—	—
Curtis L. Dinan	—	7,398
Julie H. Edwards	—	—
William L. Ford	—	—
John W. Gibson	30,009	8,298
David L. Kyle	—	—
Bert H. Mackie	—	—
Robert F. Martinovich	—	3,153
Jim W. Mogg	—	—
Pattye L. Moore	12,500	—
Gary D. Parker	—	—
Eduardo A. Rodriguez	—	—
Gerald B. Smith	—	—
Terry K. Spencer	5,500	6,730
David J. Tippeconnic	—	—
All directors and executive officers as a group	48,009	32,056

(2)	Represents shares of phantom stock credited to a director’s account under our Director’s Deferred Compensation Plan. Each share of phantom stock is equal to one share of our common stock. Phantom stock has no voting or other shareholder rights. Shares of phantom stock do not give the holder beneficial ownership of any shares of our common stock because they do not give such holder the power to vote or dispose of any shares of our common stock.

(3)	The percent of our voting securities owned is based on our outstanding shares of common stock on February 1, 2011. Shares of our common stock subject to options that are exercisable within 60 days of February 1, 2011, are deemed to be outstanding and to be beneficially owned by the director or executive officer holding such options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(4)	Includes common units held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power. Does not include approximately 5.9 million common units or approximately 36.5 million Class B units (which represent 100 percent of the outstanding Class B units) of ONEOK Partners, L.P., held by ONEOK, Inc. and its subsidiaries, which, when combined with the general partner interest held by ONEOK, Inc., represents an approximate 42.8 percent interest in ONEOK Partners, L.P., with respect to which each officer and director disclaims beneficial ownership.

(5)	The percent of ONEOK Partners, L.P. voting securities owned is based on the outstanding common units on February 1, 2011.

(6)	Includes 16,300 shares held by The James and Teresa Day Family Trust—1998.

(7)	Includes 2,600 shares held by Mrs. Curtis L. Dinan. Mr. Dinan disclaims beneficial ownership of these shares. Excludes 12,565 shares, the receipt of which was deferred by Mr. Dinan upon vesting in January
2010 and 13,797 shares, the receipt of which was deferred upon vesting in January 2011, in each case under the deferral provisions of our Equity Compensation Plan, which shares will be issued to Mr. Dinan upon his separation of service from our company.

(8)	Excludes 41,391 shares, the receipt of which was deferred by Mr. Gibson upon vesting in January 2010 and 49,275 shares, the receipt of which was deferred upon vesting in January 2011, in each case under the deferral provisions of our equity compensation plan, which shares will be issued to Mr. Gibson on July 17, 2013 and July 17, 2014, respectively.

(9)	Includes 85,023 shares held by Mrs. David L. Kyle, 1,700 shares held by Mr. Kyle’s son, 1,700 shares held by Mr. Kyle’s stepson and 7,200 shares held by the Kyle Family Trusts. Mr. Kyle disclaims beneficial ownership of these shares.

(10)	Includes 2,000 shares held in accounts of third parties over which Mr. Mackie has shared investment power and with respect to which Mr. Mackie disclaims beneficial ownership.

(11)	Includes 940 shares held by Mrs. Gary D. Parker. Mr. Parker disclaims beneficial ownership of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and beneficial owners of 10 percent or more of our common stock to file with the Securities and Exchange Commission and the NYSE initial reports of ownership and reports of changes in ownership of our common stock. Based solely on a review of the copies of reports furnished to us and representations that no other reports were required, we believe that all of our directors, executive officers, and 10 percent or more shareholders during the fiscal year ended December 31, 2010, complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act, except that Statements of Changes in Beneficial Ownership of Securities on Form 4 reporting shares issued to John R. Barker, Curtis L. Dinan, John W. Gibson, Caron A. Lawhorn, Robert F. Martinovich, Derek S. Reiners and Terry K. Spencer in connection with the 2010 grant of restricted and performance units held by these individuals were filed late.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Below is an overview of the more detailed disclosure in our Compensation Discussion and Analysis regarding our executive compensation program.

•	In spite of recent difficult economic times, 2010 was a good year for us, both from a financial and an operational perspective.

•	Our 2010 operating income was $944.0 million, compared with $894.6 million in 2009.

•

Our 2010 net income was $334.6 million, or $3.10 per diluted share, compared with $305.5 million, or $2.87 per diluted share, for 2009, which includes a $16.3 million gain on the sale by our ONEOK Partners segment of a 49 percent interest in Overland Pass Pipeline Company, LLC to a subsidiary of Williams Partners L.P. that was completed in September 2010.

•

Our ONEOK Partners segment 2010 operating income was $586.3 million, which included a $16.3 million gain on the sale of a 49 percent interest in Overland Pass Pipeline Company, LLC to a subsidiary of Williams Partners L.P., compared with $546.6 million in 2009.

•	Our distribution segment’s 2010 operating income was $226.4 million, compared with $221.6 million in 2009.

•	Our energy services segment’s 2010 operating income was $130.7 million, compared with $123.6 million in 2009.

•

Our ONEOK Partners segment announced in 2010 and early 2011 approximately $1.8 billion to $2.1 billion in capital projects in the Bakken Shale, Cana-Woodford Shale and Granite Wash in its natural gas gathering and processing and natural gas liquids businesses.

•	We increased our quarterly dividend three times during the year, which resulted in a 9 percent increase over last year’s dividend.

•	In February 2010, our ONEOK Partners segment completed a public offering of approximately 5.5 million common units, generating net proceeds of approximately $322.7 million.

•	For 2010, distributions declared on our general partner interest in ONEOK Partners were $120.3 million and distributions declared on our limited partner interest in ONEOK Partners were $190.8 million.

•

Our one-, three-, five- and 10-year total shareholder returns, as of December 31, 2010, (total shareholder return assumes share price appreciation and dividend reinvestment during the periods indicated), compared with the referenced indices, are as follows:

	ONEOK	S&P Utilities	S&P 500 Index
1-year	29.4%	5.5%	15.1%
3-year	40.9%	-16.2%	-8.3%
5-year	152.7%	21.1%	12.0%
10-year	233.0%	8.0%	15.1%

•

Our executive compensation programs have remained substantially the same for several years. We believe our programs are effectively designed and are well aligned with the interests of our shareholders and are instrumental to achieving our business strategy.

•	There were no changes to our compensation philosophy, objectives, or components from 2009 to 2010.

•	The main objectives of our compensation program are to pay for performance, align our named executive officers’ interests with those of our shareholders, and attract and retain qualified executives.

•

Our Executive Compensation Committee (the “Committee”) makes all final compensation decisions regarding our named executive officers which are then submitted to the Board of Directors for ratification.

•	We provide the following elements of compensation for our named executive officers: base salary, short-term cash incentives and long-term equity-based incentives.

•

We reference the median level of the market when determining all elements of compensation with the possibility of above market short-term incentive and long-term incentive payments for superior performance.

•

We implement our pay-for-performance philosophy with a short-term incentive program that provides for cash payments based on achievement of financial and operational goals by the company. The 2010 company performance goals consisted of our stand-alone return on invested capital (“ROIC”) and ONEOK Partners ROIC, each weighted at 20 percent, two safety criteria with a combined weighting of 10 percent, and earnings per share weighted at 50 percent. During 2010, our strong operating and financial performance, good management of capital allocation, successful cost control management and our commitment to the safety of our employees resulted in a short-term incentive payout of 120.3 percent of target.

•

We encourage alignment of our named executive officers’ interests with those of our shareholders through the award of equity-based long-term incentive grants. In 2010, the grants to our named executive officers consisted of approximately 80 percent of the value in performance units and 20 percent in restricted stock incentive units, consistent with our pay-for-performance philosophy.

•

Based on our share price performance relative to our peers, a 150 percent payout was earned by our named executive officers on the performance units granted in 2007 that vested in January of 2010 at the end of the three-year performance period.

•

Each of our named executive officers (except for Mr. Martinovich) are entitled to change in control termination payments upon a qualified termination following a change in control (so called “double trigger”) pursuant to the terms of their individual termination agreements. The payments generally are based on a multiple (one, two or three times) of the executive officer’s base salary and annual short-term incentive.

•

The Committee engages an executive compensation consultant to provide expertise on our executive compensation program design and implementation. Our Chief Executive Officer also provides input on compensation programs and policies and makes recommendations to the Committee with regard to compensation for our named executive officers other than himself.

Due to a disciplined debt reduction effort and achieving our strategic, operating and financial goals, management has strengthened the company’s position in the current uncertain and volatile industry climate and enabled us to focus on future growth. We attribute a meaningful portion of this success to our incentive compensation programs that were designed to pay for performance and to closely align our executives’ interests with those of our shareholders.

In light of the global economic and financial conditions, the Committee considered how recent events might affect our executive compensation and benefit programs and concluded that these programs were functioning as intended. The Committee believes that the combination of cash and equity-based compensation supports the principles of our executive compensation program. First, our current compensation components allow us to provide a competitive compensation package based on prevailing market conditions. At the same time, a significant portion of target compensation is “at-risk,” tied to both short-term performance (short-term incentive awards) and long-term performance (restricted stock incentive units and performance units). The Committee believes these awards support our pay-for-performance philosophy by linking pay amounts to our level of performance and the achievement of our strategic, operating and financial goals. Finally, the ownership stake in our company provided by our equity-based compensation, the extended vesting of our equity-based awards and our share ownership guidelines (see “Share Ownership Guidelines” below) align the interests of the named executive officers with our shareholders and promote executive retention.

The Committee believes that, in view of our strategic, operating and financial performance and the individual performance of each of the named executive officers in 2010, the total compensation paid to the named executive officers in 2010 was both earned and reasonable.

As we move forward into 2011, the Committee recognizes the uncertain economic environment and the challenges that environment creates with respect to executive compensation. The Committee will continue to monitor executive compensation trends and developments to ensure that we provide the appropriate types and levels of incentives in order to remain competitively positioned to attract and retain the executive talent necessary to achieve our strategic and financial goals.

Executive Compensation Philosophy

Our executive compensation philosophy is based on two core elements: paying for performance and providing a competitive compensation package while ensuring that our compensation program does not provide incentives for excessive risk taking.

Pay-for-Performance.    We structure our compensation program to align the interests of our senior executives with the interests of our shareholders. We believe that an employee’s compensation should be tied directly to helping us achieve our strategic, operating and financial goals which are designed to deliver value to our shareholders. Therefore, a significant part of each executive’s pay is “at risk,” in the form of an annual short-term incentive award and long-term, equity-based incentive grants. The amount of the annual short-term incentive award paid depends on our company’s performance against financial and operating objectives as well as the executive meeting key leadership and development standards. Also, a portion of our executives’ compensation is in the form of equity awards that tie their compensation directly to creating shareholder value over the long-term. We believe this combination of annual short-term incentive awards and long-term equity awards aligns the incentives of our senior executives with our shareholders.

Competitive Pay.    We believe that a competitive compensation program is an important tool to help us attract and retain talented executives capable of leading our company in the competitive business environment in which we operate. When targeted levels of performance are achieved, we seek to pay experienced executives at approximately the median level of total compensation for energy services companies and other organizations with whom we compete for executive talent. In certain circumstances, we may target pay above or below the competitive median. For example, to recognize an individual’s unique qualifications or performance we may choose to set their expected pay level above the median. However, if the executive is new to the role, but performing well, we may set their expected pay below the median level.

Our compensation program is designed with the following principles in mind:

•

pay our employees equitably and fairly relative to one another and our industry peers based on their responsibilities and the capabilities and experience they possess, the performance they demonstrate and market conditions;

•	motivate our executives to perform with the highest integrity for the benefit of our shareholders;

•	conduct our business and manage our assets in a safe and environmentally responsible manner;

•	promote a non-discriminatory work environment that enables us to benefit from the diversity of thought that comes with a diverse workforce; and

•	continue our focus on good corporate governance practices by implementing executive compensation best practices and policies.

Risk Assessment.    The Committee believes our executive compensation programs do not provide incentives for excessive risk taking, and therefore do not encourage our management or employees to take unreasonable risks relating to our business. Our compensation programs are the same for all officers and employees across all of our business units. Our base salary component of compensation does not encourage risk-taking because it is a fixed amount. Our current short and long-term incentive plan awards have the following risk-limiting characteristics:

•	awards to each executive officer are subject to fixed maximums established by the Committee;

•	awards are made based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	short and long-term incentive awards are not tied to formulas that could focus executives on specific short-term outcomes;

•	the Committee approves the final incentive plan awards after the review and confirmation of executive and operating and financial performance;

•	short-term cash and long-term performance unit incentive awards are subject to clawback provisions as described on page 54;

•

for executive officers, a significant portion of incentive award value is delivered in the form of our stock that vests over multiple years, which aligns the interests of executive officers to long-term shareholder interests; and

•	executive officers are subject to our share ownership guidelines, described on page 55.

Compensation Methodology

The Executive Compensation Committee.    The Committee has the responsibility for reviewing and recommending our executive compensation programs to the full Board. The Committee is composed entirely of persons who qualify as independent directors under the listing standards of the NYSE. The role of the Committee is to oversee our compensation and benefit plans and policies, direct the administration of these plans and review and approve annually all compensation decisions relating to our executive officers, including compensation decisions for our principal executive officer, our principal financial officer and each of our other three most highly compensated executive officers as set forth in the Summary Compensation Table for Fiscal 2010 (the “named executive officers”). The Committee submits its decisions regarding compensation of the Chairman of the Board, our Chief Executive Officer, our other executive officers and our non-management directors to the Board for ratification.

The Committee recognizes the importance of maintaining sound basic principles for the development and administration of our compensation and benefit programs. The Committee has adopted practices to enhance the Committee’s ability to effectively carry out its responsibilities as well as ensure that we maintain strong links between executive pay and performance. Examples of practices the Committee has adopted include:

•	rotating the chair and vice chair of the Committee every three years;

•	holding executive sessions (without company management present) at every in-person Committee meeting;

•	reviewing annually detailed compensation tally sheets for the named executive officers;

•	engaging an independent compensation consultant to advise the Committee on executive compensation issues;

•	meeting with the independent compensation consultant in executive session at least once during the year to discuss our compensation programs and actions on a confidential basis;

•	evaluating the performance of the Committee each year through a written evaluation process undertaken by each member of the Committee and reviewing the collective results of the evaluation; and

•	assessing the performance of the Committee’s independent compensation consultant each year and providing feedback as appropriate.

The Role of Executive Management in the Executive Compensation Process.    Each year our executive management presents our annual strategic and financial plan to our Board of Directors for approval. The presentation includes a review of the expected performance of each of our business segments, the expected financial performance of the company on a consolidated basis, the capital expenditure plan, as well as a consolidated three-year strategic and financial plan. The criteria and targets for our annual short-term incentive awards are recommended by executive management to the Committee based on the Board approved strategic and financial plan, as well as management’s judgment regarding the challenges facing our business segments, economic trends related to these businesses, and the overall economy. Upon the completion of each fiscal year, and once financial and operating results are final, executive management reviews our actual performance relative to the criteria and targets established for the performance year to determine the short-term incentive awards to be recommended to the Committee for each executive.

In making individual compensation decisions, the Committee reviews the recommendations from the Chief Executive Officer with respect to all named executive officers other than himself. The Committee reviews and discusses these recommendations in executive session and reaches its own decision with respect to the compensation of the Chief Executive Officer. In turn, the Committee takes its compensation decision to our full Board of Directors for ratification.

The executive compensation group in our corporate human resources department supports both the Committee and senior management in establishing management’s recommendations regarding annual performance targets and providing periodic analyses and research regarding our executive compensation programs.

The Role of the Compensation Consultant in the Executive Compensation Process.    The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee in the performance of its duties. During 2008, 2009 and the first three quarters of 2010, the Committee engaged the independent firm of Hewitt Associates and, during fourth-quarter of 2010, engaged the independent firm of Meridian Compensation Partners, LLC to serve as the Committee’s independent compensation consultant on all matters related to executive compensation. The independent compensation consultant reports directly to the Committee.

The Committee annually reviews and establishes the scope of the engagement of the Committee’s compensation consultant. The consultant’s assignment is reflected in an annual engagement letter between the consultant and the Committee. During 2010, the scope of the assignment and the material instructions regarding the services of the compensation consultant were:

•

provide advice to the Committee with respect to executive compensation matters in light of the company’s business strategy, pay philosophy, prevailing market practices, shareholder interests and relevant regulatory mandates;

•	provide advice on the company’s executive pay philosophy;

•	provide advice on the company’s compensation peer group for competitive benchmarketing;

•

provide comprehensive competitive market studies as background against which the Committee can consider ONEOK’s Chief Executive Officer and senior management base salary, annual bonus opportunity, long-term incentive awards, benefits, perquisites and severance arrangements;

•	provide incentive plan design advice, for both annual and various long-term incentive vehicles and other compensation and benefit programs that meet company objectives;

•	apprise the Committee regarding emerging best practices and changes in the regulatory and corporate governance environment;

•	provide advice and competitive market data on director compensation matters;

•	periodic meetings with ONEOK management as required from time to time to discuss executive compensation issues and prepare for Committee meetings;

•	assist with preparation of the “Compensation Discussion and Analysis” to be included in our annual proxy statement;

•	assist with the Committee’s review of compensation tally sheets for our Chief Executive Officer and direct reports to our Chief Executive Officer; and

•	review the ONEOK Executive Compensation Committee Charter.

In addition, the engagement letter requests that the consultant be available to assist the Committee with respect to other matters that may arise throughout the year.

The compensation consultant attended the regularly scheduled in-person meetings of the Committee in 2010. During a portion of each regular, in-person meeting, the compensation consultant met with the Committee in executive session without members of management present. The compensation consultant also communicates with members of the Committee outside of the Committee’s meetings as desired by the Committee members. The compensation consultant reviews briefing materials, including those with respect to individual compensation matters prepared by management for the Committee, reviews recommendations and proposals being submitted to the Committee and provides advice and recommendations to the Committee regarding the recommendations of management including, whether, in the opinion of the compensation consultant, management’s proposals should be accepted as presented, modified or rejected. The compensation consultant also gathers and provides competitive market data and other background information for consideration by the Committee.

Our Senior Vice President – Administrative Services and our Vice President, Associate General Counsel and Secretary worked with the compensation consultant from time to time during the year as necessary to support the work of the compensation consultant on behalf of the Committee. During 2010, our Chief Executive Officer did not meet separately with the compensation consultant, but met with the compensation consultant at regularly scheduled meetings of the Committee.

It is the Committee’s view that its compensation consultant should be able to render candid and direct advice independent of management’s influence and numerous steps have been taken to satisfy this objective. The compensation consultant reports directly to the Committee on all matters related to executive compensation. As noted above, representatives of the compensation consultant meet separately with the Committee members outside the presence of management at each regular, in-person meetings and also speak separately with the Committee Chair and other Committee members between meetings, as necessary or desired. The compensation consultant interacts from time to time directly with our management in compensation related activities such as compensation data collection and analysis and interpretation and application of new regulatory requirements. The interactions of the compensation consultant with management are limited to those which are on the Committee’s behalf or related to proposals that will be presented to the Committee for review and approval.

At least annually, the Committee conducts a review of the compensation consultant’s performance and independence. This review includes an evaluation of the services that the compensation consultant has provided to the Committee, the related fees and the procedures implemented by the compensation consultant with respect to maintaining its independence.

In 2008, 2009 and 2010, neither Hewitt Associates nor Meridian Compensation Partners advised us or delivered any other human resource services other than the referenced executive compensation consulting services provided to the Committee.

Competitive Benchmarking.    Annually, the Committee reviews market data of its Energy Peers at the 25th, 50th and 75th percentiles for annual cash compensation and long-term incentive compensation. For 2010 compensation decisions, the Committee asked Hewitt Associates to assist it with the annual benchmarking and competitive assessment of its executive compensation programs. The Committee reviewed executive compensation from surveys managed by Hewitt Associates to assess competitive executive compensation levels for our executive officers. The survey data provided annual base salary, competitive annual incentive opportunities and long-term incentive compensation opportunities among participating companies.

The Committee reviewed compensation benchmarks developed from the following 34 selected energy companies (our “Energy Peers”) in the Hewitt Associates database. These companies were selected as our peer companies because of their similarities to us in the businesses in which they are engaged, the size of their operations and the skills and experience required of their senior management to effectively operate their businesses.

AEI Services	Constellation Energy	Entergy	PPL
AGL Resources	Dominion Resources	Ferrallgas Partners	Progress Energy
Allegheny Energy	DTE Energy	FirstEnergy	RRI Energy
Ameren	Duke Energy	Mirant	SCANA
American Electric Power	Dynegy	NiSource	Sempra Energy
BJ Services Co	Edison International	PG&E Corp	Southern Company
CenterPoint Energy	El Paso	Pinnacle West Capital	Valero Energy Corp
Cleco	Energy Future Holdings Corp	Portland General Electric	WGL Holdings Inc
CMS Energy			Williams Cos

The Committee referenced the 25th, 50th and 75th percentile survey results regarding base salary and short-term incentive compensation to assess the relative competitiveness of these elements of compensation for each named executive officer’s compensation. The range between the 25th and 75th percentiles is used to establish target parameters for both base salary and short-term incentive compensation. The 2010 base salary and short-term incentive targets established by the Committee for the named executive officers were within the Committee’s established parameters. Payouts of annual short-term incentive compensation are based on a formula tied to our corporate performance, subject to adjustment based upon individual performance as discussed below.

The Committee also referenced the 25th, 50th and 75th percentiles survey results for long-term incentives to evaluate the company’s annual long-term, equity-based incentive targets. The 2010 long-term, equity-based grants by the Committee for each of the named executive officers were within the Committee’s established parameters.

Tally Sheets.    To better understand the total compensation package, the Committee analyzed tally sheets with respect to our named executive officers. These tally sheets were prepared by our human resources department working with the Committee’s compensation consultant. Each of these tally sheets presented the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary and any annual short-term incentive payment), accumulated deferred compensation balances, outstanding long-term equity awards, retirement benefits, perquisites and any other compensation. These tally sheets also reflected potential payments under selected termination of employment and change in control scenarios.

The purpose of these tally sheets is to summarize all of the elements of actual and potential future compensation of our named executive officers so that the Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation.

Compensation Mix.    In determining the overall mix of compensation for 2010 for our named executive officers, the Committee considered the competitive survey data presented by its compensation consultant in order to assess an appropriate allocation between cash and non-cash compensation. We pay base salary and short-term incentives in the form of cash, which is consistent with competitive market practices. The long-term incentive components of our executive compensation are structured to be paid in shares of our common stock. The payment of long-term incentive compensation exclusively in the form of our common stock is also consistent with competitive market practice. In addition, the payment of long-term incentive compensation in the form of our common stock helps to align the interests of our executive officers with the interests of our shareholders and assists our executives in establishing a meaningful ownership position in our company and in meeting our share ownership guidelines.

Personal Performance.    All executive compensation decisions include an assessment of individual performance, including the officer’s contribution to our overall performance for the applicable performance period. Individual performance criteria include:

•	business results achieved;

•	problem analysis;

•	directing business activities;

•	utilization of human, capital and material resources;

•	initiation of and response to, change;

•	planning and organizational ability;

•	decision-making;

•	time management; and

•	communication and team relations.

The Committee completes an individual performance assessment of the Chief Executive Officer each year. These performance assessments are summarized and presented to the Chief Executive Officer for discussion and are reviewed by the Committee in executive session when evaluating compensation recommendations. The other named executive officers are also evaluated each year through our performance appraisal process by the Chief Executive Officer. These performance assessments are considered each year in connection with the overall compensation review process for our executives.

There are no differences in the Committee’s compensation policies and practices for determining the compensation awarded to the Chief Executive Officer and the other named executive officers. All executive officers are subject to the same compensation policies. Differences in levels of compensation are attributable to differences in roles and responsibilities, and the Committee’s practice of setting pay levels to reflect competitive market conditions on a position by position basis.

Components of Compensation

Total Compensation.    The Committee strives to provide a comprehensive executive compensation program that is competitive and performance-based. To that end, executive compensation is tied directly to our operating and financial performance. The Committee structures executive compensation to ensure it considers long and short-term financial performance, shareholder return, business unit performance, safety, environmental and regulatory compliance and the previously listed individual performance criteria.

Annual Cash Compensation.    As in prior years, annual cash compensation in 2010 for the named executive officers consists of two components: base salary and a variable, at-risk annual short-term incentive award which is earned based on both the company’s financial performance and individual performance.

Base Salary.    Annual base salary is designed to compensate executives for their level of responsibility, experience, tenure, sustained individual performance and contribution to the company. Salaries are reviewed annually. While the Committee considers our overall financial performance in establishing levels of executive compensation each year, there are no specific, objective financial results that are quantified by the Committee in establishing or changing the base salaries of our executive officers.

Annual Short-Term Incentive Awards.    Variable, at-risk annual short-term incentive awards are made under our annual incentive plan and are designed to communicate a collective annual corporate goal, provide our officers with a direct financial interest in our performance and profitability, and to reward performance.

Long-Term Equity Incentive Awards.    Annual grants of long-term equity incentive awards are made under our Long-Term Incentive Plan and our Equity Compensation Plan. Since 2004, grants under these plans have consisted of restricted stock units and performance units. A restricted stock unit award is designed to enable the company to retain certain officers and to give those officers an incentive to enhance long-term shareholder value. A performance unit award is designed to enable the company to attract, retain and reward certain employees and to give these employees an incentive to enhance long-term shareholder value. A higher ratio of performance units to restricted stock incentive units is granted to higher level officers and those with more direct ability to impact the performance of the company.

Retirement Benefits.    We have a defined contribution 401(k) retirement plan covering all of our employees and we match contributions of our employees under this plan up to 6 percent. We also maintain a defined benefit pension plan covering non-bargaining unit employees hired prior to January 1, 2005, and certain bargaining unit employees. Non-bargaining unit employees hired after December 31, 2004, employees represented by Local No. 304 of the International Brotherhood of Electrical Workers who were hired on or after July 1, 2010, and employees who accepted a one-time opportunity to opt out of our pension plan, are covered by a profit sharing plan. Under the Profit Sharing Plan we may, and generally expect to, make a contribution to the plan each calendar quarter that will result in an allocation to the participant’s plan account of an amount equal to 1 percent of the participant’s eligible compensation for that quarter. We may also make an additional discretionary contribution to the participant’s account at year end. The plan does not provide for any contributions to be made by plan participants. In addition, we have a supplemental executive retirement plan for the benefit of certain officers. No new participants in our Supplemental Executive Retirement Plan have been approved since 2005. Additional details regarding our pension plan and supplemental executive retirement plan are provided under “Long-Term Compensation Plans” below. We also sponsor employee welfare plans that provide postretirement medical and life insurance benefits to employees who retire from our company. This post-retirement plan is contributory with retiree contributions adjusted periodically and contains other cost-sharing features such as deductibles and co-insurance.

Nonqualified Deferred Compensation Arrangements.    Nonqualified deferred compensation arrangements are available to certain officers and employees who are subject to certain limits established by the Internal Revenue Code of 1986, as amended (the “Tax Code”) with respect to their qualified benefit plan contributions. Because these arrangements by their nature are tied to the qualified plan benefits, they are not considered when establishing salary and short-term and long-term incentive measures and amounts.

Perquisites and Other Benefits.    The company offers traditional health and welfare benefits to its officers and employees. The company provides only minimal perquisites. These elements are not taken into account when establishing salary and short and long-term incentive compensation.

The foregoing components place a significant portion of total executive compensation at risk based on both the annual and the long-term performance of our company, which aligns the interests of our executive officers with the interests of our shareholders. Comparisons to compensation levels at companies in our peer group are used by the Committee in assessing the overall competitiveness of our compensation program. We believe that our executive compensation program also must be internally consistent and equitable in order for the company to achieve our corporate objectives. In setting the elements and amounts of compensation, the Committee does not consider amounts of compensation realizable from prior compensation except, that in making grants of long-term, equity-based incentive grants each year, the Committee considers the size of grants of long-term, equity-based compensation made in prior years.

2010 Compensation

For each of our named executive officers, 2010 base salary and short and long-term incentives were determined following consideration of referenced market survey data for our peer group compiled and furnished by the compensation consultant to the Committee, a subjective determination of the achievement of the referenced personal performance criteria, and internal equity considerations. When targeted levels of executive personal performance and company financial performance are achieved, the Committee seeks to pay our named executive officers a base salary and short and long-term incentives at approximately the median level of pay for that position at energy services companies and other organizations with whom we compete for executive talent as referenced in the survey data. In determining 2010 compensation levels, the Committee determined that the company’s financial performance and the named executive officers’ performance with respect to the referenced criteria each met targeted levels. As a result, the Committee set the total direct compensation for each of the named executive officers at between the 25th and 50th percentiles, with adjustments made depending on the executive’s tenure with the company and level of responsibility.

For 2010 the Committee made several significant adjustments to the base salary component and/or the targeted long-term incentive component of certain of our named executive officers to bring the compensation of these officers more in line with our peers. For John Gibson, our Chief Executive Officer, the Committee set a base salary just above the 25th percentile and the targeted long-term component above the 50th percentile to achieve the targeted total direct compensation between the 25th and 50th percentile. For John Barker, a seasoned executive in his role, the Committee set a base salary near the 50th percentile and the targeted long-term component near the 50th percentile to achieve the targeted total direct compensation near the 50th percentile. For

Curtis Dinan, a relatively new chief financial officer, the Committee set a base salary below the 25th percentile and the targeted long-term component at the 50th percentile to achieve the targeted total direct compensation above the 25th percentile. For Terry Spencer and Rob Martinovich, each of whom were relatively new to their roles as chief operating officers for ONEOK Partners and ONEOK, Inc., respectively, the Committee set a base salary below the 25th percentile and the targeted long-term component just above the 50th percentile to achieve the targeted total direct compensation above the 25th percentile. Generally, the Committee prefers a total compensation mix that favors a larger portion of pay at risk, resulting in a heavier weight to the long-term component, to promote a strong shareholder alignment.

2010 Annual Short-Term Incentive Awards

Short-term 2010 incentive awards were based on five company-wide performance measures: diluted earnings per share (“EPS”), weighed at 50 percent; our stand-alone return on invested capital (“ROIC”) and ROIC for our affiliate ONEOK Partners, L.P., in each case exclusive of the cumulative effect of accounting changes and in each case weighted at 20 percent; and two safety criteria: the recordable incident rate and the preventable vehicle incident rate, each weighted at 5 percent.

EPS is an important indicator of profitability by measuring our earnings allocable to each outstanding share of our common stock. This measure aligns the interests of our named executive officers with our shareholders and factors in the effects of other items of compensation, such as our restricted stock incentive units and performance units. EPS is calculated by dividing our net income by the number of our average outstanding shares of common stock for our fiscal year.

ROIC is a critical indicator of how effectively we use our capital invested in our operations and is an important measurement for judging how much value we are creating for our shareholders. ROIC is the ratio of earnings before interest and taxes, to the amount of capital (debt and equity) invested by us to generate earnings. The computed ROIC percentage can be compared with the cost of capital, which is what investors would expect to receive if they were to invest their capital elsewhere.

Finally, the total recordable incident rate is the number of Occupational Safety and Health Administration incidents per 200,000 work-hours and the preventable vehicle incident rate is the preventable vehicle incidents per one million miles driven. The inclusion of these two important safety factors is designed to emphasize our commitment to the safe operation of our business and to reward safe behavior throughout our company.

Based upon the company’s performance against these measures, targeted annual short-term incentive awards for 2010 company performance were subject to adjustment upward to a maximum of 200 percent of target or downward to zero as described below. This serves to align all annual short-term incentive participants with the interests of shareholders, as well as further enhance collaboration across the organization. In determining the actual annual short-term incentive award to be paid to each executive, assuming the performance measures are met, the award is adjusted based on individual performance, specifically, the individual’s contributions to achieving corporate goals and the behaviors exhibited by the individual that are described above. As in past years, tying the annual short-term incentive award to individual performance raises the level of personal accountability for each executive officer.

The 2010 annual short-term incentive plan criteria and weighting were developed and recommended by executive management, were reviewed, adjusted and approved by the Committee and were ratified by our Board of Directors in February 2010. The 2010 benchmarks and targets are summarized as follows:

	Amounts			Weight	Maximum Percentage of Target Payable
ONEOK, Inc. 2010 Short-Term Incentive Criteria	Threshold (0% of Target)	Target (100% of Target)	Maximum (300% of Target)
Return on invested capital (stand-alone)	14.37%	15.55%	16.73%	20.0%	60.0%
ONEOK Partners return on invested capital	9.80%	10.60%	11.40%	20.0%	60.0%
Recordable incident rate	4.70	3.90	3.10	5.0%	15.0%
Vehicle incident frequency rate	2.90	2.40	1.90	5.0%	15.0%

	Amounts		Weight	Maximum Percentage of Target Payable
ONEOK, Inc. 2010 Short-Term Incentive Criteria	Threshold (50% of Target)	Target (100% of Target)
Earnings per share	$2.87	$2.97	50.0%	50.0%
				200.0%

For each performance measure in the table above, no incentive amount would be paid for that measure if the company’s actual result was below the threshold level. If our actual result was between the stated performance levels, the percentage payable was interpolated between the stated payout percentages. Maximum payout percentages were set for each performance level. The cumulative maximum corporate payout percentage was 200 percent of target for 2010.

The awards under the 2010 annual incentive plan were eligible for further adjustment based upon the recommendation of our Chief Executive Officer as a result of his assessment of business unit performance and its contribution to our overall performance. The assessment of business unit performance and contribution at the corporate level included the review by the Committee of the business unit’s 2010 operating income compared to our 2010 financial plan, the business unit’s safety and environmental compliance, and other factors, taking into consideration the Chief Executive Officer’s recommendation. The Chief Executive Officer did not recommend, and the Committee did not make, any further adjustment to the 2010 annual short-term incentive awards.

In addition to taking into account the established corporate criteria and the allocation to business units based upon their respective performance, annual short-term incentive awards to the named executive officers and all other participants are subject to further adjustment through the application of an individual performance multiplier ranging from zero to 125 percent. The individual performance multiplier is set by the Committee annually, taking into consideration management’s recommendation regarding individual performance and contribution. The named executive officers’ maximum incentive award for 2010 could have been as high as 250 percent of their target award, taking into account the maximum corporate payout percentage of 200 percent and the maximum individual performance multiplier of 125 percent.

In 2010, each named executive officer’s targeted annual short-term incentive award, as a percentage of salary, was set to approximate the 50th percentile of the range of the competitive market survey data provided by the Committee’s compensation consultant, with the opportunity to earn above average amounts if the performance criteria targets were exceeded. The following table sets forth the 2010 target and maximum award opportunity for each of the named executive officers expressed as a percentage of his base salary.

	2010
Name	Target Award as Percentage of Base Pay	Maximum Award as a Percentage of Base Pay
John W. Gibson	90%	225%
Curtis L. Dinan	65%	163%
Terry K. Spencer	70%	175%
Robert F. Martinovich	70%	175%
John R. Barker	60%	150%

At the meeting of the Committee held in February 2011, the Committee determined that payouts under the 2010 short-term incentive plan would be based on a 120.3 percent multiplier. This determination was made following the calculation of the year-end results of the company’s achievement with respect to the five objective performance criteria referenced above. The percentage multiplier was calculated based on a sum of the following determinations:

•

the 2010 ROIC (stand alone) performance measure was 16.09 percent, which exceeded the 2010 ROIC performance target. As a result, the weighted interpolated percentage of 38.3 percent was earned toward the overall corporate multiplier;

•

the 2010 ONEOK Partners ROIC was 10.59 percent, which was slightly less than the 2010 target. As a result, the weighted interpolated percentage of 19.8 percent was earned toward the overall corporate multiplier;

•

the 2010 recordable incident rate performance measure was 3.63, which was better than the 2010 recordable incident rate performance threshold, but did not achieve the 2010 recordable incident rate performance target. As a result the weighted interpolated percentage of 8.4 percent was earned toward the overall corporate multiplier;

•

the 2010 vehicle incident frequency rate performance measure was 2.52, which was better than the 2010 vehicle incident frequency rate performance target. As a result, the weighted interpolated percentage of 3.8 percent was earned toward the overall corporate multiplier; and

•	2010 EPS were $3.10 per share, which exceeded the 2010 earnings per share target. As a result, the weighted maximum percentage of 50.0 percent was earned toward the overall corporate multiplier.

These percentages (38.3+19.8+8.4+3.8+50.0) were added together to arrive at the 120.3 percent multiplier.

To determine the short-term awards payable to each of our named executive officers with respect to 2010, the 120.3 percent multiplier was multiplied by the named executive officer’s base salary, times his short-term incentive percentage as set forth in the table above, and times his individual performance multiplier as described on page 48. The annual calculation for our named executive officers may be stated as follows: short-term incentive award = corporate performance multiplier x base salary x established short-term incentive percentage x established individual performance multiplier.

The Committee did not exercise its discretion to adjust the amount of the corporate multiplier for extraordinary circumstances. The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2010 on page 57 contains the annual short-term incentive awards under the annual officer incentive plan earned by each of the named executive officers for 2010 and paid in 2011.

2011 Annual Short-Term Incentive Award Criteria

In February 2011, the Committee established and our Board of Directors ratified the corporate performance criteria for incentive awards under our annual short-term incentive plan for 2011. The corporate performance criteria for 2011 are based on five company-wide measures: our stand-alone ROIC and the stand-alone ROIC for ONEOK Partners, L.P., in each case exclusive of the cumulative effect of accounting changes and weighted at 20 percent each; EPS weighted at 50 percent; and two safety performance measures, the total recordable incident rate, which includes injuries and illnesses as defined by the U.S. Occupational Safety and Health Administration, and the preventable vehicle incident rate, which excludes incidents where our employee is not at fault. Each of these safety measures is weighted at 5 percent.

The stand-alone measure of ROIC for ONEOK Partners, L.P., coupled with the stand-alone measures of our ROIC, ensures that management is focused on the efficient use of capital at both entities. The inclusion of the safety performance measures is designed to emphasize and reinforce a culture of safety in our operations. The application of threshold, target and maximum achievement levels will operate in the same manner as described for our 2010 annual short-term incentive plan. The financial performance targets established under the annual short-term incentive plan for 2011 are not material to a fair understanding of the compensation for the named executive officers in 2010, 2009 or 2008.

Long-Term Incentive Awards

We maintain a Long-Term Incentive Plan (“LTI Plan”) and an Equity Compensation Plan under which long-term incentives may be granted to enable us to attract, retain and reward our officers and certain employees and to give these officers and employees an incentive to align their interests with and to enhance long-term shareholder value. Participation in these plans is limited to those officers and employees who are in a position to contribute significantly to our long-term growth and profitability. These plans are administered by the Committee and the Committee is authorized to make all grants of long-term incentive awards under the plans, as well as all decisions and interpretations required to administer the plans.

Equity-based, long-term incentive awards are approved and granted on an annual cycle, typically in the first quarter of each year. Awards made by the Committee in 2010 were based upon competitive market data presented to the Committee by the Committee’s compensation consultant as well as the Committee’s assessment of our overall performance and the individual executive’s performance and contribution. In addition, in considering the 2010 long-term incentive award grants to be made to our named executive officers, the Committee considered the continued volatility in the stock market in 2009 and first quarter of 2010 and the impact of volatility on the value of our common stock. The Committee also examined the size of grants made in prior years to each executive.

The allocation of the long-term incentives granted annually to our named executive officers under the Equity Compensation Plan and LTI Plan in 2008, 2009 and 2010 averaged, 82 percent, 79 percent and 80 percent in performance unit awards, respectively, and 18 percent, 21 percent and 20 percent in restricted unit awards, respectively, reflecting our practice to deliver more value in performance awards than in restricted unit awards.

The aggregate grant date fair value of the restricted stock incentive units and performance units granted under the LTI Plan and Equity Compensation Plan to the named executive officers in 2008, 2009 and 2010, as determined in accordance with ASC Topic 718, is shown in the “Stock Awards” column of the Summary Compensation Table for Fiscal 2010 on page 57.

Our LTI Plan and Equity Compensation Plan provide that the Committee may approve the deferral by plan participants, for income tax planning purposes, of the receipt of shares otherwise issuable to participants upon vesting of equity grants made to them under the plans. The Committee has approved deferral by Mr. Gibson of receipt of the shares otherwise issuable to him upon vesting of his restricted stock unit grant made in January

2007, and the deferral of shares otherwise issuable to holders of performance units granted in 2008, 2009 and 2010. With respect to any such deferrals, FICA taxes are due upon vesting and may be withheld and the issuance of the net shares is deferred until the date indicated in the participant’s election. Dividend equivalents are earned on the awards during the deferral period and are deemed to be reinvested in our common stock. At the distribution date, the remaining state and federal taxes are due and the net shares are distributed to participants based on the number of shares deferred and the fair market value of our common stock price on that date.

Grants under the LTI Plan

The LTI Plan authorizes the Committee to grant long-term stock incentive awards to eligible employees in a variety of forms, including incentive stock options, non-statutory stock options, stock bonus awards, restricted stock awards, restricted stock incentive unit awards and performance unit awards. Since the approval of our Equity Compensation Plan in 2005, all grants of equity based long-term incentive awards had been made under the Equity Compensation Plan until 2009, when the Committee approved the grant of restricted stock incentive units under the LTI Plan. Grants of restricted stock incentive units in 2010 were also made under the LTI Plan.

Restricted Stock Incentive Units.    Restricted stock incentive units granted under the LTI Plan in 2009 and 2010 do not pay dividends and vest three years from the date of grant, at which time the holder is entitled to one share of our common stock for each restricted stock incentive unit held. If a holder of restricted stock incentive units retires, becomes disabled, dies, or is involuntarily terminated other than for cause prior to vesting, the restricted stock incentive units will vest on a pro-rated basis based on the number of full months elapsed from the date of grant and the date of such holder’s retirement, disability, death or involuntary termination other than for cause. In cases of termination of employment for any reason other than retirement, disability, death or involuntary termination other than for cause, restricted stock incentive units are forfeited. In the event of a change in control of the company, restricted stock incentive unit awards vest in full.

For additional information regarding the restricted stock incentive units granted in 2010, see “Grants of Plan-Based Awards for Fiscal Year 2010.”

Stock Options.    We have not granted new stock options under the LTI Plan since 2007, when our long-term equity incentive strategy was modified to eliminate the re-load feature of our outstanding stock options. All outstanding stock options held by the named executive officers are fully vested.

All stock option grants outstanding under our LTI Plan were made at an exercise price equal to the fair market value of our stock on the grant date, which was determined by reference to the average of the high and low prices of our common stock on the NYSE on the date of grant.

Grants under the Equity Compensation Plan

Long-term incentive awards under our Equity Compensation Plan can be made in the form of stock bonus awards (which may include performance share awards, performance unit awards, restricted stock awards and restricted stock incentive unit awards), stock options and director stock awards. Our Equity Compensation Plan prohibits re-pricing of options granted under the plan and prohibits the granting of “restored” options. To date, grants of restricted stock incentive units and performance units have been made under the Equity Compensation Plan. No restricted stock or stock options have been granted under the Equity Compensation Plan.

Restricted Stock Incentive Units.    Restricted stock incentive units granted under the Equity Compensation Plan in 2008 do not pay dividends and vest three years from the date of grant, at which time the holder is entitled to one share of the company’s common stock for each restricted stock incentive unit held. If a holder of restricted stock incentive units retires, becomes disabled, dies or is terminated other than for cause prior to vesting, the restricted stock incentive units will vest on a pro-rated basis based on the number of full months elapsed from the date of grant and the date of such holder’s retirement, disability, death or involuntary termination other than for cause. In cases of termination of employment for any reason other than retirement, disability death or involuntary termination other than for cause, restricted stock incentive units are forfeited. In the event of a change in control of the company, restricted stock incentive unit awards vest in full.

Performance Units.    Performance units granted under the Equity Compensation Plan have the same vesting methodology with only slight changes from year to year in the peer group. The number of performance units which vest for a named executive officer under performance units awarded in 2008 , 2009, 2010 and 2011 is based on total shareholder return (“TSR”) compared to the referenced peer groups of companies over the three-year performance period. TSR includes both the change in market price of the stock and the value of dividends paid and reinvested in the stock during the three-year performance period. Each named executive officer earns a percentage of the number of performance units granted at the expiration of the three-year performance period.

The termination provisions for all outstanding performance units are the same. If a holder of performance units retires, becomes disabled, dies or is terminated other than for cause prior to vesting, the performance units will vest based on the performance results at the end of the performance period on a pro-rated basis based on the number of full months elapsed from the date of grant and the date of such holder’s retirement, disability, death or involuntary termination other than for cause. In cases of termination of employment for any reason other than retirement, disability, death or involuntary termination other than for cause, performance units are forfeited. In the event of a change of control of the company, performance unit awards vest in full.

2010 Performance Units.    Performance units granted under the Equity Compensation Plan in 2010 vest three years from the date of grant, at which time the holder is entitled to receive a percentage of the performance units granted in shares of our common stock, ranging from 0 to 200 percent of the number of units granted based on our TSR over the period of February 18, 2010, to February 18, 2013, compared to the TSR of a peer group consisting of: AGL Resources; Atmos Energy; CenterPoint Energy; DCP Midstream Partners; Enbridge; Energy Transfer Partners; Enterprise Products Partners; Kinder Morgan Energy; National Fuel Gas; New Jersey Resources; Nicor; NiSource Energy Services; OGE Energy Corp; Piedmont Natural Gas; Sempra Energy; Southern Union; Southwest Gas; Spectra Energy Corp; Transcanada; UGI Corp.; Vectren; WGL Holdings; and Wisconsin Energy. One share of our common stock is payable for each performance unit earned at the end of the performance period. Peer companies that are no longer publicly traded on the closing date of the performance period will not be considered in the performance calculation.

Each named executive officer earns a percentage of the number of performance units granted at the expiration of the three-year performance period, as provided in the table below, based upon our ranking for TSR in the referenced peer group.

Performance Units Vesting Criteria

2010-2013 Performance Period

ONEOK TSR Ranking vs. ONEOK Peer Group	Percentage of Performance Units Earned
90th percentile and above	200%
75th percentile	150%
50th percentile	100%
25th percentile	50%
Below the 25th percentile	0%

If our TSR ranking at the end of the performance period is between the stated percentage levels set forth in the table above, the percentages of performance units earned will be interpolated between the earnings levels.

For additional information regarding the performance units granted in 2010, see “Grants of Plan-Based Awards for Fiscal Year 2010.”

2009 Performance Units.    Performance units granted under the Equity Compensation Plan in 2009 vest three years from the date of grant, at which time the holder is entitled to receive a percentage (0 percent to 200 percent) of the number of units granted based on our TSR over the period January 15, 2009, to January 15, 2012, compared to the TSR of a peer group consisting of: AGL Resources; Atmos Energy; CenterPoint Energy; DCP Midstream Partners; Enbridge; Energy Transfer Partners; Enterprise Products Partners; Kinder Morgan Energy; National Fuel Gas; New Jersey Resources; Nicor; NiSource Energy Services; OGE Energy Corp; Piedmont Natural Gas; Sempra Energy; Southern Union; Southwest Gas; Spectra Energy Corp; Transcanada; UGI Corp.; Vectren; WGL Holdings; and Wisconsin Energy. One share of our common stock is payable for each performance unit earned at the end of the performance period. Peer companies that are no longer publicly traded on the closing date of the performance period will not be considered in the performance calculation.

Each named executive officer earns a percentage of the number of performance units granted at the expiration of the three-year performance period, as provided in the table below, based upon our ranking for TSR in the referenced peer group.

Performance Units Vesting Criteria

2009-2012 Performance Period

ONEOK TSR Ranking vs. ONEOK Peer Group	Percentage of Performance Units Earned
90th percentile and above	200%
75th percentile	150%
50th percentile	100%
25th percentile	50%
Below the 25th percentile	0%

If our TSR ranking at the end of the performance period is between the stated percentage levels set forth in the table above, the percentages of performance units earned will be interpolated between the earnings levels.

2008 Performance Units.    Performance units granted under the Equity Compensation Plan in 2008 vested in January 2011, three years from the date of grant, at which time the holder received 100 percent of the performance units granted in shares of our common stock (one share for each vested unit) based on our ranking for TSR compared to a peer group consisting of: AGL Resources; Atmos Energy; CenterPoint Energy; Enbridge; Kinder Morgan; KeySpan; MDU Resources Group; National Fuel Gas; New Jersey Resources; Nicor; NiSource Energy Services; Peoples Energy; Piedmont Natural Gas; Sempra; Southern Union; Southwest Gas; UGI Corp.; Vectren; WGL Holdings; and Wisconsin Energy.

Each named executive officer earned a percentage of the number of performance units granted at the expiration of the three-year performance period, as provided in the table below, based upon our ranking for TSR in the referenced peer group.

Performance Units Vesting Criteria

2008-2011 Performance Periods

ONEOK TSR Ranking vs. ONEOK Peer Group	Percentage of Performance Units Earned
90th percentile and above	200%
75th—89th percentile	150%
50th—74th percentile	100%
30th—49th percentile	50%
29th percentile and below	0%

2011 Equity Grants

In February 2011, our Board of Directors granted restricted stock incentive units under our LTI Plan and performance units under our Equity Compensation Plan to the named executive officers as follows:

Name	Grant Date	Restricted Stock Incentive Units	Performance Units
John W. Gibson	February 17, 2011	12,500	50,000
Curtis L. Dinan	February 17, 2011	3,250	13,000
Terry K. Spencer	February 17, 2011	5,750	23,000
Robert F. Martinovich	February 17, 2011	4,250	17,000
John R. Barker	February 17, 2011	2,250	9,000

The 2011 restricted stock incentive units vest three years from the date of grant, at which time the grantee is entitled to receive the grant in shares of our common stock. The 2011 performance units vest three years from the date of grant, at which time the holder is entitled to receive a percentage (0 percent to 200 percent) of the performance units granted based on our TSR over the period February 17, 2011, to February 17, 2014, compared to the TSR of a peer group consisting of: AGL Resources; Atmos Energy; CenterPoint Energy; DCP Midstream Partners; Enbridge; Energy Transfer Partners; Enterprise Products Partners; Kinder Morgan Energy; National Fuel Gas; New Jersey Resources; Nicor; NiSource Energy Services; OGE Energy Corp; Piedmont Natural Gas; Sempra Energy; Southern Union; Southwest Gas; Spectra Energy Corp; Transcanada; UGI Corp.; Vectren; WGL Holdings; and Wisconsin Energy. One share of our common stock is payable for each performance unit earned at the end of the performance period. Peer companies that are no longer publicly traded on the closing date of the performance period will not be considered in the performance calculation.

Each named executive officer earns a percentage of the number of performance units granted at the expiration of the three-year performance period, as provided in the table below, based upon our ranking for TSR in the referenced peer group.

Performance Units Vesting Criteria

2011-2014 Performance Period

ONEOK TSR Ranking vs. ONEOK Peer Group	Percentage of Performance Units Earned
90th percentile and above	200%
75th—percentile	150%
50th—percentile	100%
25th—percentile	50%
Below the 25th percentile	0%

If our TSR ranking at end of the performance period is between the stated percentage levels set forth in the table above, the percentages of performance units earned will be interpolated between the earnings levels.

Clawback Provisions

Our 2009, 2010 and 2011 performance unit grants contain provisions which allow the Committee, in its sole discretion, to seek recoupment of the grant of the performance units, any resulting shares earned and gross proceeds from the sale of such shares in the event of fraud, negligence, or intentional misconduct by the grantee which is determined to be a contributing factor to our having to restate all or a portion of our financial statements.

In addition, our annual short-term incentive plan provides that the Committee, in its sole discretion, may call for repayment of all or a portion of a short-term incentive award to a participant in the event of fraud, negligence, or intentional misconduct by the participant which is determined to be a contributing factor to our having to restate all or a portion of our financial statements.

Securities Trading Policy

We have a policy that employees, including executive officers and directors, may not purchase or sell our stock when they are in possession of material non-public information. This policy also provides that officers, directors and employees in certain designated work groups may trade in our securities only during “open window” periods (beginning the third day after our release of quarterly or annual earnings and ending on the first day of the following calendar quarter) and must pre-clear all purchases and sales of our securities with our senior management. In addition, this policy provides that no director or officer may sell short or engage in transactions in put or call options relating to securities of the company.

Share Ownership Guidelines

Our Board of Directors strongly advocates executive share ownership as a means to align executive interests with those of our shareholders, and has adopted share ownership guidelines for our Chief Executive Officer and all other officers of the company. These guidelines are mandatory and must be achieved by each officer over the course of five years. The ownership guideline for the Chief Executive Officer is a share ownership position with a value of six times base salary. The ownership guidelines for the other officers provide for share ownership positions ranging from two to five times base salary, depending on the office held.

Our Board of Directors has also established minimum share ownership guidelines for our Directors which provide that, within five years after joining the Board, each non-management Director will own shares of our common stock having a minimum value of five times the annual cash retainer paid for service on our Board.

Change in Control

Our senior management and other employees have built our company into the successful enterprise that it is today, and we believe that it is important to protect their interests in the event of a change in control of our company. Further, it is our belief that the interests of our shareholders will be best served if the interests of our senior management are aligned with our shareholders, and that providing change in control benefits should mitigate the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of our shareholders. Therefore, we have entered into termination agreements with each of our named executive officers (except for Mr. Martinovich) which provide for certain payments in the event of termination of employment following a change in control. To determine the levels of benefits to be paid to the named executive officers under the termination agreements, the Committee consulted with an independent executive compensation consultant to determine competitive practices in our industry with respect to change in control arrangements. The Committee determined that the levels of benefits, including the payment of various multiples of salary and short-term incentive compensation, accomplished our objective of providing competitive benefits and that these benefits are consistent with the general practice among our peers. Under these termination agreements, all change in control benefits are “double trigger” and are payable only if the officer’s employment is terminated by us without “just cause” or by the officer for “good reason” at any time during the three years following a change in control. For additional information on these termination agreements, see “Potential Post-Employment Payments and Payments Upon a Change in Control” below.

Reimbursement from ONEOK Partners

We have entered into a services agreement with ONEOK Partners, L.P. pursuant to which we provide various services to ONEOK Partners, including the services of certain members of our management who serve as officers of the sole general partner of ONEOK Partners. Under the services agreement, we allocate to and are reimbursed by ONEOK Partners all or a portion of the total compensation paid by us to Messrs. Gibson (54.78 percent), Dinan (54.78 percent), Spencer (100 percent) and Barker (54.78 percent) in connection with their services rendered on behalf of ONEOK Partners. This allocation is determined using the modified Distrigas method, a widely recognized method of allocating costs which uses a combination of ratios that include gross plant and investment, and earnings before interest, taxes and payroll expense.

Internal Revenue Service Limitations on Deductibility of Executive Compensation

Section 162(m) of the Tax Code, places a limit of $1,000,000 on the amount of compensation that our company may deduct in any one year with respect to its Chief Executive Officer or any of the three other most highly compensated executive officers, other than the principal financial officer, who are employed by us on the last day of the taxable year. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Stock option awards and performance unit awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible if certain requirements are met. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals when in the best interest of the company, the Committee has not adopted a policy requiring all compensation to be deductible. Annual cash incentive compensation, restricted stock and restricted stock incentive units are not considered performance-based under Section 162(m) of the Tax Code. All other stock option and performance unit amounts will be deductible when they are paid to the executive officers.

Executive Compensation Committee Report

The Executive Compensation Committee of the Board of Directors has the responsibility for reviewing and recommending to the full Board of Directors, the company’s executive compensation programs. The Committee is composed entirely of persons who qualify as independent directors under the listing standards of the NYSE.

In this context, the Committee has met, reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Respectfully submitted by the members of the Executive Compensation Committee of the Board of Directors:

James C. Day, Chair

Jim W. Mogg, Vice Chair

Bert H. Mackie

Gary D. Parker

Gerald B. Smith

Named Executive Officer Compensation

The following table shows the compensation for the named executive officers serving as such on December 31, 2010.

Summary Compensation Table for Fiscal 2010

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
John W. Gibson	2010	$900,000	$3,491,288	$1,000,000	$2,577,765	$123,462	$8,092,515
President and Chief Executive Officer	2009	$825,000	$2,816,600	$1,125,000	$2,247,900	$100,680	$7,115,180
	2008	$825,000	$2,626,200	$853,000	$2,025,081	$117,831	$6,447,112
Curtis L. Dinan	2010	$400,000	$803,915	$325,000	$225,956	$47,180	$1,802,051
Senior Vice President, Chief Financial Officer and Treasurer	2009	$400,000	$660,141	$385,000	$132,606	$40,684	$1,618,431
	2008	$400,000	$761,268	$275,000	$82,489	$46,800	$1,565,557
Terry K. Spencer	2010	$415,000	$1,330,050	$400,000	$220,450	$45,080	$2,410,580
Chief Operating Officer—ONEOK Partners	2009	$365,250	$626,690	$335,000	$137,339	$36,915	$1,501,194
	2008	$350,690	$367,536	$250,000	$93,171	$41,441	$1,102,838
Robert F. Martinovich	2010	$400,000	$1,330,050	$350,000	$—	$77,080	$2,157,130
Chief Operating Officer—ONEOK, Inc.	2009	$338,333	$379,653	$300,000	$—	$64,600	$1,082,586
	2008	$320,000	$315,012	$200,000	$—	$46,200	$881,212
John R. Barker	2010	$400,000	$550,180	$280,000	$297,381	$42,080	$1,569,641
Senior Vice President, General Counsel and Assistant Secretary	2009	$375,000	$438,333	$300,000	$2,608,347	$37,384	$3,759,064
	2008	$375,000	$476,906	$245,000	$317,794	$44,302	$1,459,002

(1)	The amounts included in the table relate to restricted stock incentive units and performance units granted under our LTI Plan and our Equity Compensation Plan, respectively, and reflect the aggregate grant date fair value calculated pursuant to ASC Topic 718. Material assumptions used in the calculation of the value of these equity grants are included in Note K to our audited financial statements for the year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2011.

The aggregate grant date fair value of restricted stock incentive units for purposes of ASC Topic 718 was determined based on the closing price of our common stock on the grant date, adjusted for the current dividend yield. With respect to the performance units, the aggregate grant date fair value for purposes of ASC Topic 718 was determined using the probable outcome of the performance conditions as of the grant date based on a valuation model that considers the market condition (TSR), and using assumptions developed from historical information of the company and each of the referenced peer companies. The value included for the performance units is based on 100 percent of the performance units vesting at the end of the three-year performance period. Using the maximum number of shares issuable upon vesting of the performance units (200 percent of the units granted), the aggregate grant date fair value of the performance units would be as follows:

Name	2010	2009	2008
John W. Gibson	$5,847,744	$4,694,400	$4,388,000
Curtis L. Dinan	$1,346,520	$1,109,052	$1,228,640
Terry K. Spencer	$2,212,140	$962,352	$596,768
Robert F. Martinovich	$2,212,140	$604,404	$509,008
John R. Barker	$ 913,710	$721,764	$772,288

(2)	Reflects short-term incentives earned in 2008, 2009 and 2010 and paid in 2009, 2010 and 2011, respectively, under our annual short-term incentive plan. For a discussion of the performance criteria established by the Committee for awards under the 2010 annual short-term incentive plan, see “2010 Annual Short-Term Incentive Awards” above.

(3)	Reflects aggregate current year change in pension values and above-market earnings on nonqualified deferred compensation for each named executive officer. The present value is based on the earliest age for which an unreduced benefit is available (age 62) and assumptions from the December 31, 2008, through December 31, 2010, measurement dates for our pension plan.

In 2008, ONEOK changed its pension plan measurement date, for financial accounting purposes, from September 30 of each year to December 31. As a result, the amounts included in the Summary Compensation Table with respect to our Qualified Pension Plan and our 2005 Supplemental Executive Retirement Plan are twelve-fifteenths of the amounts that were earned over the 15-month period ended December 31, 2008.

The total earnings on the executives’ balances under our Nonqualified Deferred Compensation Plan are included in the Nonqualified Deferred Compensation table. No named executive officers received above-market earnings in 2008, 2009 or 2010. For additional information on our Nonqualified Deferred Compensation Plan, see “Long-Term Compensation Plans—Nonqualified Deferred Compensation Plan” below.

(4)	Reflects the amounts paid as our dollar for dollar match of contributions made by the named executive officer under our Nonqualified Deferred Compensation Plan, Thrift Plan and Profit Sharing Plan, the value of shares received under our Employee Stock Award Program, and amounts paid for length of service awards as follows:

Name	Year	Match Under Nonqualified Deferred Compensation Plan (a)	Match Under Thrift Plan (b)	Company contribution to Profit Sharing Plan (c)	Service Award	Stock Award
John W. Gibson	2010	$106,800	$14,700	$—	$250	$55
	2009	$85,980	$14,700	$—	$—	$—
	2008	$103,200	$13,800	$—	$—	$—
Curtis L. Dinan	2010	$32,400	$14,700	$—	$—	$55
	2009	$25,800	$14,700	$—	$125	$—
	2008	$33,000	$13,800	$—	$—	$—
Terry K. Spencer	2010	$30,300	$14,700	$—	$—	$55
	2009	$22,215	$14,700	$—	$—	$—
	2008	$27,641	$13,800	$—	$—	$—
Robert F. Martinovich	2010	$50,050	$14,700	$12,250	$—	$55
	2009	$35,200	$14,700	$14,700	$—	$—
	2008	$20,900	$13,800	$11,500	$—	$—
John R. Barker	2010	$27,300	$14,700	$—	$—	$55
	2009	$22,500	$14,700	$—	$125	$—
	2008	$30,480	$13,800	$—	$—	$—

(a)	For additional information on our Nonqualified Deferred Compensation Plan, see “Long-Term Compensation Plans—Nonqualified Deferred Compensation Plan” below.

(b)	Our Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries is a tax-qualified plan which covers substantially all of our employees. Employee contributions are discretionary. Subject to certain limits, we match 100 percent of employee contributions to the plan up to a maximum of 6 percent.

(c)	Our Profit Sharing Plan covers all non-bargaining unit employees hired after December 31, 2004, employees represented by Local No. 304 of the International Brotherhood of Electrical Workers who were hired on or after July 1, 2010, and employees who accepted a one-time opportunity to opt out of our pension plan. We plan to make a contribution to the Profit-Sharing Plan each quarter equal to 1 percent of each participant’s eligible compensation during the quarter. Additional discretionary employer contributions may be made at the end of each year. Employee contributions are not allowed under the plan.

With respect to Messrs. Gibson, Dinan, Spencer, Martinovich and Barker, these amounts also reflect tax gross-ups received in 2010 in the amounts of $39, $25, $25, $25 and $25, respectively, in connection with their receipt of stock awards under the company’s Employee Stock Award Program. Under our Employee Stock Award Program, we issued one share of our common stock to all eligible employees (full-time employees and employees on short-term disability), for no consideration, when the per-share closing price of our common stock on the NYSE was above $26 per share for the first time. We have and will continue to issue, for no consideration, one additional share of our common stock to all eligible employees when the closing price on the NYSE is at or above each one dollar increment above $26 per share.

With respect to Mr. Gibson, this amount also reflects a tax gross-up received in 2010 in the amount of $181 in connection with his receipt of a cash service award.

With respect to Mr. Gibson, this amount also reflects a tax gross-up received in 2010 in the amount of $1,437, with respect to income imputed to him under the Tax Code in connection with his personal use of our aircraft.

With respect to Messrs. Dinan and Barker, these amounts also reflect tax gross-ups received in 2009 in the amounts of $59 and $59, respectively, in connection with their receipt of cash service awards.

With respect to Messrs. Gibson and Barker, these amounts also reflect tax gross-ups received in 2008 in the amounts of $831 and $22, respectively, with respect to income imputed to them under the Tax Code in connection with their personal use of our aircraft.

The named executive officers did not receive perquisites or other personal benefits with an aggregate value of $10,000 or more during 2008, 2009 or 2010.

2010 Grants of Plan-Based Awards

The following table shows the grants of executive compensation plan based awards to the named executive officers during 2010.

Grants of Plan-Based Awards for Fiscal Year 2010

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock Awards (4)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
John W. Gibson
Restricted Stock Units	2/18/2010							15,200	$567,416
Performance Share Units	2/18/2010				—	60,800	121,600		$2,923,872
Annual Incentive Plan	1/1/2010	—	$810,000	$2,025,000
Curtis L. Dinan
Restricted Stock Units	2/18/2010							3,500	$130,655
Performance Share Units	2/18/2010				—	14,000	28,000		$673,260
Annual Incentive Plan	1/1/2010	—	$260,000	$650,000
Terry K. Spencer
Restricted Stock Units	2/18/2010							6,000	$223,980
Performance Share Units	2/18/2010				—	23,000	46,000		$1,106,070
Annual Incentive Plan	1/1/2010	—	$290,500	$726,250
Robert F. Martinovich
Restricted Stock Units	2/18/2010							6,000	$223,980
Performance Share Units	2/18/2010				—	23,000	46,000		$1,106,070
Annual Incentive Plan	1/1/2010	—	$280,000	$700,000
John R. Barker
Restricted Stock Units	2/18/2010							2,500	$93,325
Performance Share Units	2/18/2010				—	9,500	19,000		$456,855
Annual Incentive Plan	1/1/2010	—	$240,000	$600,000

(1)	Reflects estimated payments which could have been made under our 2010 annual short-term incentive plan. The plan provides that our officers may receive annual short-term incentive cash awards based on the performance and profitability of the company, the performance of particular business units of the company and individual performance during the relevant fiscal year. The corporate and business unit criteria and individual performance criteria are established annually by the Committee of our Board. The Committee also establishes annual target awards for each officer. The actual amounts earned by the named executive officers in 2010 under the plan and paid in 2011 are set forth under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for Fiscal 2010 above.

(2)	Reflects performance units granted under our Equity Compensation Plan which are earned three years from the date of grant, at which time the holder is entitled to receive a percentage (0 to 200 percent) of the performance units granted based on our TSR over the period of February 18, 2010, to February 18, 2013, compared to the TSR of the referenced peer group. One share of our common stock is payable in respect of each performance unit that vests. Performance units are also subject to accelerated vesting upon a change in control.

(3)	Reflects restricted stock incentive units granted under our Long-Term Incentive Plan which vest three years from the date of grant, at which time the grantee is entitled to receive the grant in shares of our common stock.

(4)	With respect to the performance units, the aggregate grant date fair value for purposes of ASC Topic 718 was determined using the probable outcome of the performance conditions as of the grant date based on a valuation model that considers market conditions (such as TSR) and using assumptions developed from historical information of the company and each of the referenced peer companies. This amount is consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date under ASC Topic 718. The value presented is based on 100 percent of the performance units vesting at the end of the three-year performance period.

Outstanding Equity Awards

The following table shows the outstanding equity awards held by the named executive officers at December 31, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (4)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
John W. Gibson	—	—	—	$—	—	195,200	$10,827,744	313,296	$17,378,529
	20,000	—	—	$17.05	1/17/2012	—	$—	—	$—
	10,009	—	—	$34.05	1/17/2012	—	$—	—	$—
Curtis L. Dinan	—	—	—	$—	—	11,400	$632,358	75,523	$4,189,261
Terry K. Spencer	—	—	—	$—	—	13,800	$765,486	80,478	$4,464,115
	2,000	—	—	$16.88	2/20/2013	—	$—	—	$—
	3,500	—	—	$17.05	1/17/2012	—	$—	—	$—
Robert F. Martinovich	—	—	—	$—	—	10,700	$593,529	68,071	$3,775,898
John R. Barker	—	—	—	$—	—	7,900	$438,213	49,566	$2,749,426

(1)	All outstanding options have vested.
(2)	Represents restricted stock incentive units which have not yet vested. Restricted stock incentive units vest three years from the date of grant, at which time the grantee is entitled to receive the grant in shares of our common stock. Restricted stock incentive units vest as follows:

	Restricted Units	Vest Date
John W. Gibson	10,000	January 17, 2011
	150,000	January 1, 2012
	20,000	January 15, 2012
	15,200	February 18, 2013
Curtis L. Dinan	3,400	January 17, 2011
	4,500	January 15, 2012
	3,500	February 18, 2013
Terry K. Spencer	1,600	January 17, 2011
	6,200	January 15, 2012
	6,000	February 18, 2013
Robert F. Martinovich	1,400	January 17, 2011
	3,300	January 15, 2012
	6,000	February 18, 2013
John R. Barker	2,100	January 17, 2011
	3,300	January 15, 2012
	2,500	February 18, 2013

(3)	Represents performance units which have not yet vested. Performance units granted under our Equity Compensation Plan vest three years from the date of grant, at which time the holder is entitled to receive a percentage (0 to 200 percent) of the performance units granted based on our TSR over the three-year performance period, compared to the TSR of the referenced peer group. One share of our common stock is payable in respect of each performance unit granted that becomes vested. Based on our projected performance at December 31, 2010, performance units vest as follows:

	Performance Units	Vest Date
John W. Gibson	50,000	January 17, 2011
	149,600	January 15, 2012
	113,696	February 18, 2013
Curtis L. Dinan	14,000	January 17, 2011
	35,343	January 15, 2012
	26,180	February 18, 2013
Terry K. Spencer	6,800	January 17, 2011
	30,668	January 15, 2012
	43,010	February 18, 2013
Robert F. Martinovich	5,800	January 17, 2011
	19,261	January 15, 2012
	43,010	February 18, 2013
John R. Barker	8,800	January 17, 2011
	23,001	January 15, 2012
	17,765	February 18, 2013

(4)	The terms of both our restricted stock incentive units and our performance units provide that any such unvested units will become fully vested upon a change in control. See “Post-Employment Payments and Payments Upon a Change in Control.”

Option Exercises and Stock Vested

The following table sets forth the exercises of stock options by, and stock which vested with, the named executive officers during 2010.

Option Exercises and Stock Vested in Fiscal Year 2010

	Option Awards (1)		Stock Awards (1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (2)	Number of Shares Acquired on Vesting (3)	Value Realized on Vesting (4)
John W. Gibson	29,939	$608,932	52,000	$2,343,900
Curtis L. Dinan	—	$—	15,250	$687,394
Terry K. Spencer	—	$—	8,250	$371,869
Robert F. Martinovich	—	$—	—	$—
John R. Barker	—	$—	15,250	$687,394

(1)

Certain of the named executive officers elected to have shares withheld upon the exercise of options, or to have vested shares withheld in the case of options to cover the exercise price and, in the case of both options and vested shares, to cover applicable state and federal taxes incurred upon the exercise of options or vesting. As a result, the net shares received upon the exercise of options or vesting and the related net value realized are as follows:

Name	Net Shares Acquired on Exercise	Net Value Realized on Exercise	Net Shares Acquired on Vesting	Net Value Realized on Vesting
John W. Gibson	7,631	$353,713	46,596	$2,100,323
Curtis L. Dinan	—	$—	13,891	$626,173
Terry K. Spencer	—	$—	4,250	$191,613
Robert F. Martinovich	—	$—	—	$—
John R. Barker	—	$—	8,726	$393,357

(2)	The value received for each option on exercise represents the difference in the option exercise price paid upon exercise and the market price of the shares received upon exercise based on the average of the high and low prices of our common stock on the NYSE on the date of exercise.

(3)	Includes restricted stock incentive units and performance units granted in 2007 which vested in 2010 and which were paid in shares of our common stock. In accordance with the provisions of our Equity Compensation Plan, Messrs. Gibson and Dinan deferred receipt of 41,391 and 12,565 shares of our common stock, respectively, that would have otherwise been issued to them upon vesting of the performance units in 2010.

(4)	The value received on vesting represents the market value of the shares received based on the average of the high and low prices of our common stock on the NYSE on the date of vesting.

Long-Term Compensation Plans

The following table sets forth the estimated present value of accumulated benefits under each of the referenced retirement plans as well as payments made as of December 31, 2010, under these plans for each of the named executive officers.

Pension Benefits as of December 31, 2010

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
John W. Gibson	2005 Supplemental Executive Retirement Plan	21.00	(2)	$10,339,870	$—
	Qualified Pension Plan	11.00	(3)	$437,999	$—
Curtis L. Dinan	2005 Supplemental Executive Retirement Plan	7.00	(4)	$455,877	$—
	Qualified Pension Plan	7.00	(4)	$121,828	$—
Terry K. Spencer	2005 Supplemental Executive Retirement Plan	9.25		$379,132	$—
	Qualified Pension Plan	9.25		$251,198	$—
Robert F. Martinovich	2005 Supplemental Executive Retirement Plan	—		$—	$—
	Qualified Pension Plan	—		$—	$—
John R. Barker	2005 Supplemental Executive Retirement Plan	16.00	(5)	$3,542,719	$—
	Qualified Pension Plan	6.00		$280,912	$—

(1)

Each executive officer’s benefit is determined as of age 62 when an unreduced benefit can be received under the plans. The present value of the unreduced benefit is determined using the assumptions from the pension plan measurement date of December 31, 2010. Material assumptions used in the calculation of the present value of accumulated benefits are included in Note L to our audited financial statements for the year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2011.

(2)	Pursuant to a 2006 agreement between the company and Mr. Gibson, the above includes 10 additional years of service for purposes of calculating Mr. Gibson’s benefits under our 2005 Supplemental Executive Retirement Plan. This additional 10 years of service results in a benefit augmentation with an annual actuarial present value of $4,850,041, or $41,131.44 per month.

(3)	Mr. Gibson’s actual service is 10 years and seven months. There is no resulting benefit augmentation with respect to the additional five months credit to Mr. Gibson’s years of service.

(4)	Mr. Dinan’s actual service is six years and 10 months. There is no resulting benefit augmentation with respect to the additional two months credited to Mr. Dinan’s years of service.

(5)	Pursuant to a 2004 agreement between the company and Mr. Barker, effective January 1, 2010, Mr. Barker was deemed to have accrued 10 additional years of service for purposes of calculating benefits under our 2005 Supplemental Executive Retirement Plan. This results in a benefit augmentation with an annual actuarial present value of $2,389,770, or $17,462.50 per month. Effective January 1, 2004, Mr. Barker was deemed to be 100 percent vested under our 2005 Supplemental Executive Retirement Plan. Since he already has five years of service, he is 100 percent vested so there is no resulting benefit augmentation with respect to the vesting of Mr. Barker.

Qualified Pension Plan.    Our pension plan is a defined benefit pension plan qualified under both the Tax Code and the Employee Retirement Income Security Act of 1974, as amended. The plan covers non-bargaining unit employees hired prior to January 1, 2005, and certain bargaining unit employees. Non-bargaining unit employees hired after December 31, 2004, employees represented by Local No. 304 of the International Brotherhood of Electrical Workers who were hired on or after July 1, 2010, and employees who accepted a one-time opportunity to opt out of our pension plan, are covered by a profit sharing plan.

Benefits under our qualified pension plan generally become vested and non-forfeitable after completion of five years of continuous employment. Under the plan, a vested participant receives a monthly retirement benefit at normal retirement age, unless an early retirement benefit is elected under the plan, in which case the retirement benefit may be actuarially reduced for early commencement. Generally, participants retiring on or after age 62 through normal retirement age receive 100 percent of their accrued monthly benefit which may be reduced depending on the optional form of payment elected at retirement. Benefits are calculated at retirement date based on a participant’s credited service, limited to a maximum of 35 years, and final average earnings. The earnings utilized in the retirement plan benefit formula for employees includes the base salary and short-term incentive compensation paid to an employee during the period of the employee’s final average earnings, less any amounts deferred under our non-qualified deferred compensation plan. The period of final average earnings means the employee’s highest earnings during any 60 consecutive months during the last 120 months of employment. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” and “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for Fiscal 2010 would be considered eligible compensation in determining benefits, except that the plan benefit formula takes into account only fixed percentages of final average earnings. The amount of eligible compensation that may be considered in calculating retirement benefits is also subject to limitations in the Tax Code and the limitations contained in certain collective bargaining agreements applicable to the plan.

Supplemental Executive Retirement Plan.    We maintain a Supplemental Executive Retirement Plan (“SERP”) as a supplemental retirement benefit plan for certain officers. The SERP provides that officers may be selected for participation in a supplemental retirement benefit, or an excess retirement benefit, or both. If a participant is eligible for both the supplemental retirement benefit and the excess retirement benefit, the excess retirement benefit and benefits payable under our qualified pension plan are treated as an offset that reduces the supplemental retirement benefit. Participants in the SERP are selected by our Chief Executive Officer or, in the case of our Chief Executive Officer, by our Board of Directors.

Supplemental benefits payable to participating employees in the SERP are based upon a specified percentage (reduced for early retirement and commencement of payment of benefits under the SERP) of the highest 36 consecutive month’s compensation of the employee’s last 60 months of service. The excess retirement benefit under the SERP pays a benefit equal at least to the benefit that would be payable to the participant under our qualified pension plan if limitations imposed by the Tax Code were not applicable, less the benefit payable under our qualified pension plan with such limitations. Benefits under the SERP are offset by the payment of benefits under our qualified pension plan which were or would have been paid if qualified pension plan benefits were commenced at the same time as the SERP benefits. We fund benefits payable under the SERP through a rabbi trust arrangement. Our Board of Directors may amend or terminate the SERP at any time, provided that accrued benefits to current participants may not be reduced.

No new participants have been added to our SERP since 2005.

Nonqualified Deferred Compensation Plan.    The following table sets forth certain information regarding the participation by the named executive officers in our deferred compensation plan.

Nonqualified Deferred Compensation in Fiscal Year 2010

Name	Year	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year End
John W. Gibson	2010	$123,000	$106,800	$152,913	$—	$1,379,271
	2009	$100,680	$85,980	$243,301	$—	$996,558
	2008	$118,000	$103,200	$(258,231)	$—	$566,597
Curtis L. Dinan	2010	$82,000	$32,400	$59,795	$28,243	$456,398
	2009	$59,000	$25,800	$69,484	$—	$310,446
	2008	$70,500	$33,000	$(66,399)	$—	$156,162
Terry K. Spencer	2010	$66,800	$30,300	$35,456	$—	$306,693
	2009	$52,330	$22,215	$29,873	$—	$174,137
	2008	$60,583	$27,641	$(18,505)	$—	$69,719
Robert F. Martinovich	2010	$33,500	$50,050	$43,863	$—	$404,794
	2009	$122,567	$35,200	$79,688	$—	$277,381
	2008	$25,700	$20,900	$(6,674)	$—	$39,926
John R. Barker	2010	$103,500	$27,300	$106,829	$—	$844,332
	2009	$88,750	$22,500	$145,040	$—	$606,703
	2008	$113,350	$30,480	$(208,745)	$—	$350,413

(1)	The “All Other Compensation” column of the Summary Compensation Table for Fiscal 2010 at page 57 includes these amounts paid as our matching contributions under our deferred compensation plan.

(2)	There were no above-market earnings in 2010, 2009 or 2008.

We maintain a Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”) to provide select employees with the option to defer portions of their compensation and provide nonqualified deferred compensation benefits which are not otherwise available due to limitations on employer and employee contributions to qualified defined contribution plans under the federal tax laws. We match contributions for the benefit of plan participants to replace any company contributions a participant may lose because of limits imposed under the federal tax laws on contributions by a participant in the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries and our Profit Sharing Plan, as well as participants in the Retirement Plan for Employees of ONEOK, Inc. and Subsidiaries who do not participate in the SERP. The Deferred Compensation Plan also allows for supplemental credit amounts, which are amounts that can be contributed at the discretion of the Committee. Under the Deferred Compensation Plan, participants have the option to defer a portion of their salary and/or short-term incentive compensation to a short-term deferral account, which pays out a minimum of five years from commencement, or to a long-term deferral account, which pays out at retirement or termination of the participant’s employment. Participants are immediately 100 percent vested. Short-term deferral accounts are credited with an investment return based on the five-year United States Treasury bond rate as of the first business day of January each year which, for 2010, was 2.003 percent. Long-term deferral accounts are credited with the actual investment return based on the amount of gains, losses and earnings for each of the investment options selected by the participant. For the year ended December 31, 2010, the investment return for the investment options for long-term investment accounts were as follows:

Fund Name	Plan Level Returns
Fidelity Balanced	12.626%
Moody’s Corporate Bond Long-Term Yield AAA	4.228%
American Funds Growth Fund of America (R5)	12.446%
Vanguard Institutional Index	15.233%
Dodge & Cox International Stock Fund	13.916%
American Beacon Funds Large Cap Value	14.273%
Vanguard PRIMECAP	12.447%
Schwab Mgd Retirement Income Class 3	15.312%
Schwab Mgd Retirement Trust 2010 Class 3	9.923%
Schwab Mgd Retirement Trust 2020 Class 3	12.374%
Schwab Mgd Retirement Trust 2030 Class 3	14.903%
Schwab Mgd Retirement Trust 2040 Class 3	13.344%
Schwab Mgd Retirement Trust 2050 Class 3	15.763%
JPMorgan Small Cap Equity (VSEIX)	21.936%
PIM CO Total Return Instl	8.330%
Laudus Rosenberg U.S. Discovery Fund	8.136%
Cavanal Hill Funds U.S. Treasury Fund	0.081%

At the distribution date, cash is distributed to participants based on the fair market value of the deemed investment of the participant’s accounts at that date.

Potential Post-Employment Payments and Payments Upon a Change in Control

In this section, we describe the post-employment compensation and benefits that we provide to our named executive officers. The objectives of the post-termination compensation and benefits that we provide are to:

•	assist in recruiting and retaining talented executives in a competitive market;

•	provide security for any compensation or benefits that have been earned;

•	permit executives to focus on our business;

•	eliminate any potential personal bias of an executive against a transaction that is in the best interest of our shareholders;

•	avoid the costs associated with separately negotiating executive severance benefits; and

•	provide us with the flexibility needed to react to a continually changing business environment.

We have not and do not enter into individual employment agreements with named executive officers. Instead, the rights of our executives with respect to specific events, other than a change in control, including death, disability, severance or retirement, are covered by our compensation and benefit plans. Under this approach, post-employment compensation and benefits are established separately from the other compensation elements of our executives.

The use of a “plan approach” instead of individual employment agreements serves several objectives. First, the plan approach provides us with more flexibility to change the terms of severance benefits from time to time if necessary. Second, the plan approach is more transparent, both internally and externally. Internal transparency eliminates the need to negotiate separation benefits on a case-by-case basis and assures an executive that his or her severance benefits are comparable with those of his or her peers. Finally, the plan approach is easier for us to administer, as it requires less time and expense.

Payments Made Upon Any Termination.    Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive amounts earned during their term of employment. These amounts include:

•	accrued but unpaid salary;

•	amounts contributed under our Thrift Plan, Profit Sharing Plan and our Nonqualified Deferred Compensation Plan; and

•	amounts accrued and vested through our pension plan and SERP.

Payments Made Upon Retirement.    In the event of the retirement of a named executive officer, in addition to the items identified above, such named executive officer will be entitled to:

•	exercise rights applicable to retirees with respect to each outstanding and vested stock option granted under our LTI Plan;

•	receive a prorated share of each outstanding performance unit granted under our Equity Compensation Plan upon completion of the performance period;

•	receive a prorated portion of each outstanding restricted stock incentive unit granted under our LTI Plan and our Equity Compensation Plan upon completion of the restricted period; and

•	participate in health and life benefits for the retiree and qualifying dependents.

Payments Made Upon Death or Disability.    In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Any Termination” and “Payments Made Upon Retirement” above, the named executive officer will receive applicable benefits under our disability plan or payments under our life insurance plan.

Payments Made Upon a Change in Control.    We believe that the possibility of a change in control creates uncertainty for named executive officers because such transactions frequently result in changes in senior management. We provide change in control protections in termination agreements that we have entered into with certain of our named executive officers to alleviate concerns regarding such a transaction, allowing them to focus their attention on our business.

We have entered into termination agreements with each of our named executive officers, except for Mr. Martinovich. Each termination agreement has an initial two-year term and is automatically renewed for successive one-year terms after the expiration of the initial term unless we provide notice of non-renewal to the officer, or the officer provides notice of non-renewal to us, at least 90 days before the January 1 preceding any termination date of the agreement. If a “change in control” of our company occurs, the term of each termination agreement will not expire for at least three years after the change in control.

Under the termination agreements, all change in control benefits are “double trigger.” Payments and benefits under these agreements are payable only if the officer’s employment is terminated by us without “just cause” or by the officer for “good reason” at any time during the three years following a change in control.

In general, severance payments and benefits under our termination agreement include a lump sum payment in an amount equal to the sum of (i) for Messrs. Gibson and Barker, three times and for Messrs. Dinan and Spencer, two times the officer’s annual salary as then in effect, plus the greater of either the amount of the officer’s annual short-term incentive payment received in the prior year or the officer’s target annual short-term incentive payment for the then current period, and (ii) a prorated portion of the officer’s target annual short-term incentive compensation. Messrs. Gibson and Barker would also be entitled to continuation of health and welfare benefits for 36 months. Messrs. Gibson, Dinan, Spencer and Barker each vest in full with respect to each outstanding performance unit granted under our Equity Compensation Plan at target and each outstanding restricted stock incentive unit granted under our LTI Plan and our Equity Compensation Plan. Mr. Gibson would also be entitled to accelerated benefits under our SERP. Messrs. Dinan and Spencer would be entitled to continuation of health and welfare benefits for 24 months. In the case of Mr. Gibson, we will make a gross up payment to him to cover any excise taxes due if any portion of his severance payment and other benefits constitute “excess parachute payments” under applicable federal tax law. For Messrs. Dinan, Spencer and Barker, severance payments will be reduced if the net after-tax benefit to such named executive officer exceeds the net after-tax benefit if such reduction were not made. We will make gross up payments to these officers only if the severance payments, as reduced, are subsequently deemed to constitute an excess parachute payment. The termination agreements also include a restrictive covenant prohibiting the disclosure of trade secrets for three years following termination of employment. Mr. Martinovich does not have a termination agreement. If his employment is terminated upon a change in control, he receives a cash benefit equal to three weeks of base pay for each full year of service completed at the time of termination.

Relative to the overall value of our company, we believe the potential benefits payable upon a change in control under these agreements are comparatively minor and we believe that the level of benefits is consistent with the general practice among our peers.

For the purposes of these agreements, a “change in control” generally means any of the following events:

•

an acquisition of our voting securities by any person that results in the person having beneficial ownership of 20 percent or more of the combined voting power of our outstanding voting securities, other than an acquisition directly from us;

•

the current members of our Board of Directors, and any new director approved by a vote of at least two-thirds of our Board, cease for any reason to constitute at least a majority of our Board, other than in connection with an actual or threatened proxy contest (collectively, the “Incumbent Board”);

•

a merger, consolidation or reorganization with us or in which we issue securities, unless (a) our shareholders immediately before the transaction, as a result of the transaction, own, directly or indirectly, at least 50 percent of the combined voting power of the voting securities of the company resulting from the transaction, (b) the members of our Incumbent Board after the execution of the transaction agreement constitute at least a majority of the members of the Board of the company resulting from the transaction, or (c) no person other than persons who, immediately before the transaction owned 30 percent or more of our outstanding voting securities, has beneficial ownership of 30 percent or more of the outstanding voting securities of the company resulting from the transaction; or

•	our complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

For the purposes of these agreements, “just cause” means the executive’s conviction in a court of law of a felony or any crime or offense involving misuse or misappropriation of money or property; the executive’s violation of any covenant, agreement or obligation not to disclose confidential information regarding our business; any violation by the executive of any covenant not to compete with us; any act of dishonesty by the executive that adversely affects our business; any willful or intentional act of the executive that adversely affects our business, or reflects unfavorably on our reputation; the executive’s use of alcohol or drugs that interferes with the executive’s performance of duties as our employee; or the executive’s failure or refusal to perform the specific directives of our Board or its officers, that are consistent with the scope and nature of the executive’s duties and responsibilities. The existence and occurrence of all of such causes are to be determined by us, in our sole discretion, provided, that nothing contained in the provisions of these agreements are to be deemed to interfere in any way with our right to terminate the executive’s employment at any time without cause.

For the purposes of these agreements, “good reason” means a demotion, loss of title or significant authority or responsibility of the executive with respect to the executive’s employment with us from those in effect on the date of a change in control; a reduction of salary of the executive from that received from us immediately prior to the date of a change in control; a reduction in short-term and/or long-term incentive targets from those applicable to the executive immediately prior to the date of a change in control; the relocation of our principal executive offices to a location outside the metropolitan area of Tulsa, Oklahoma, or our requiring a relocation of principal place of employment of the executive; or the failure of a successor corporation to explicitly assume these termination agreements.

Potential Post-Employment Payments Tables.    The following tables reflect estimates of the incremental amount of compensation due each named executive officer in the event of such executive’s termination of employment by reason of death, disability or retirement, termination of employment without cause, or termination of employment without cause or with good reason within three years following a change in control. The amounts shown assume that such termination was effective as of December 31, 2010, and are estimates of the amounts that would be paid out to the executives upon such termination. The actual amounts to be paid out can only be determined at the time of such executive’s termination of employment.

In addition to the amounts set forth in the following tables, in the event of termination of employment for any of the reasons set forth in the tables, Messrs. Gibson and Spencer hold outstanding exercisable options with an intrinsic value of $982,893 and $211,668, respectively, as of December 31, 2010.

John W. Gibson	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$6,075,000
Equity
Restricted Stock/Units	$8,000,007	$8,000,007	$10,827,744
Performance Shares/Units	$9,750,024	$—	$10,583,676
Total	$17,750,031	$8,000,007	$21,411,420
Other Benefits
Health & Welfare	$—	$—	$23,886
SERP Enhancement	$—	$—	$1,551,997
Excise Tax Gross-up	$—	$—	$9,511,109
Total	$—	$—	$11,086,992
Total	$17,750,031	$8,000,007	$38,573,412

Curtis L. Dinan	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$1,570,000
Equity
Restricted Stock/Units	$396,765	$396,765	$632,358
Performance Shares/Units	$2,410,925	$—	$2,601,543
Total	$2,807,690	$396,765	$3,233,901
Other Benefits
Health & Welfare	$—	$—	$22,908
SERP Enhancement	$—	$—	$—
Excise Tax Gross-up	$—	$—	$—
Total	$—	$—	$22,908
Total	$2,807,690	$396,765	$4,826,809

Terry K. Spencer	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$1,500,000
Equity
Restricted Stock/Units	$398,460	$398,460	$765,486
Performance Shares/Units	$2,116,279	$—	$2,562,714
Total	$2,514,739	$398,460	$3,328,200
Other Benefits
Health & Welfare	$—	$—	$22,908
SERP Enhancement	$—	$—	$—
Excise Tax Gross-up	$—	$—	$—
Total	$—	$—	$22,908
Total	$2,514,739	$398,460	$4,851,108

Robert F. Martinovich	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$100,000
Equity
Restricted Stock/Units	$284,900	$284,900	$593,529
Performance Shares/Units	$1,658,095	$—	$2,168,877
Total	$1,942,995	$284,900	$2,762,406
Other Benefits
Health & Welfare	$—	$—	$—
SERP Enhancement	$—	$—	$—
Excise Tax Gross-up	$—	$—	$—
Total	$—	$—	$—
Total	$1,942,995	$284,900	$2,862,406

John R. Barker	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$2,100,000
Equity
Restricted Stock/Units	$268,721	$268,721	$438,213
Performance Shares/Units	$1,563,442	$—	$1,697,382
Total	$1,832,163	$268,721	$2,135,595
Other Benefits
Health & Welfare	$—	$—	$23,886
SERP Enhancement	$—	$—	$—
Excise Tax Gross-up	$—	$—	$—
Total	$—	$—	$23,886
Total	$1,832,163	$268,721	$4,259,481

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act) enacted in 2010, added provisions to Section 14A of the Securities and Exchange Act of 1934 to provide that a public company’s proxy statement in connection with the company’s annual meeting of shareholders must, at least once every three years, allow shareholders to cast a non-binding advisory vote regarding the compensation of the company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

As described in the Compensation Discussion and Analysis section of this proxy statement and the compensation tables and narratives discussion that follow, our executive compensation program is based on our pay-for-performance philosophy and is designed with the following goals in mind: (1) to align the interests of our executive officers with the interests of our shareholders, (2) to attract, retain and motivate highly-talented executives who are critical to the successful implementation of our strategic plan; (3) to pay our executives fairly relative to one another and our industry peers based on their responsibilities, experience and performance; and (4) to implement good corporate governance practices by implementing executive compensation best practices and policies. Our Executive Compensation Committee regularly reviews the compensation program for our named executive officers to ensure that it achieves these goals.

Examples of how the various elements of our compensation program for our named executive officers are linked to company performance and are designed to achieve the goals set forth above include:

•

A substantial portion of our named executive officers’ compensation is “variable” or “at-risk” incentive compensation, meaning that it is tied to our performance relative to various short-term and long-term objectives, which are based on a number of financial and business goals;

•	awards to each executive officer are subject to fixed maximums established by our Executive Compensation Committee;

•	incentive awards are based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	short and long-term incentive awards are not tied to formulas that could focus executives on specific short-term outcomes;

•	the Executive Compensation Committee approves the final annual incentive plan awards after the review and confirmation of executive and operating and financial performance;

•	short-term cash and long-term performance unit incentive awards are subject to clawback provisions as described on page 54;

•	for executive officers, a significant portion of incentive award value is delivered in the form of our stock-based compensation that vests over multiple years; and

•	executive officers are subject to our share ownership guidelines, described on page 55.

For additional information on the compensation program for our named executive officers, including specific information about compensation in fiscal year 2010, please read the Executive Compensation Discussion and Analysis, along with the subsequent tables and narrative descriptions, beginning on page 37.

For reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

This vote is advisory, and will not be binding on the company, our Board of Directors or our Executive Compensation Committee. Our Board and our Executive Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Executive Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF THE

ADVISORY SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities and Exchange Act of 1934, as amended by the Dodd-Frank Act, also requires us, not less frequently than once every six years, to provide our shareholders the opportunity to vote on a non-binding advisory basis on the frequency with which we will submit to shareholders a “say on pay” advisory vote, similar to Proposal 3, on the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation, Discussion and Analysis, compensation tables and narrative discussion. Accordingly, under this Proposal 4, we are asking shareholders to vote on whether the “say on pay” advisory shareholder vote on executive compensation should occur every one, two, or three years.

After careful consideration, our Board of Directors has determined that a “say on pay” advisory vote on executive compensation that occurs every year is the most appropriate alternative for our company. Our Board recommends that you vote for the “say on pay” advisory vote on executive compensation to occur every year (annually). In reaching its recommendation, our Board of Directors concluded that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input every year on our compensation philosophy, policies and practices as disclosed in the proxy statement. Additionally, an annual “say on pay” advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices.

We ask for your advisory vote for your preferred frequency of the submission of future “say on pay” proposals to shareholders by indicating your choice that future submissions of “say on pay” proposals to shareholders should occur every year, every two years, or every three years, or you may choose to abstain from voting on this issue. The option of every year, every two years, or every three years that receives the highest number of votes cast by shareholders will be the frequency of the submission of future “say on pay” proposals that have been selected by shareholders.

This vote is advisory, and will not be binding on the company, our Board of Directors or our Executive Compensation Committee. Although our Board of Directors may consider the voting results, it may ultimately decide that it is in the best interests of our shareholders and the company to hold a “say on pay” advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board of Directors unanimously recommends a vote FOR the “say on pay” advisory vote on executive compensation to occur every year (annually).

RELATED-PERSON TRANSACTIONS

Our Board of Directors recognizes that transactions in which we participate and in which a related person (executive officer, director, director nominee, 5 percent or greater shareholder and their immediate family members) has a direct or indirect material interest can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of the company and its shareholders. Accordingly, as a general matter, it is our preference to avoid related-person transactions. Nevertheless, we recognize that there are situations where related-person transactions may be in, or may not be inconsistent with, the best interests of the company and its shareholders including, but not limited to, situations where we provide products or services to related persons on an arm’s length basis and on terms comparable with those provided to unrelated third parties.

In the event we enter into a transaction in which an executive officer (other than an employment relationship), director (other than compensation arrangements for service on our Board provided to each director), director nominee, 5 percent or greater shareholder, or a member of their immediate family has a direct or indirect material interest, the transaction is presented to our Audit Committee and, if warranted, our Board, for review to determine if the transaction creates a conflict of interest and is otherwise fair to the company. In determining whether a particular transaction creates a conflict of interest and, if so, is fair to the company, our Audit Committee and, if warranted, our Board of Directors, consider the specific facts and circumstances applicable to each such transaction, including: the parties to the transaction, their relationship to the company and nature of their interest in the transaction; the nature of the transaction; the aggregate value of the transaction; the length of the transaction; whether the transaction occurs in the normal course of our business; the benefits to our company provided by the transaction; if applicable, the availability of other sources of comparable products or services; and, if applicable, whether the terms of the transaction, including price or other consideration, are the same or substantially the same as those available to the company if the transaction were entered into with an unrelated party.

We require each executive officer and director to annually provide us written disclosure of any transaction in which we participate and in which the officer or director or any of his or her immediate family members has a direct or indirect material interest. Our Corporate Governance Committee reviews our disclosure of related party transactions in connection with its annual review of director independence. These procedures are not in writing but are documented through the meeting agendas of our Audit and Corporate Governance Committees.

In the normal course of business, we sell natural gas to Shawnee Milling Company. William L. Ford, President of Shawnee Milling Company, is a member of our Board. During 2010, we made gas sales to Shawnee Milling Company of approximately $523,242. Our sales of natural gas to Shawnee Milling Company are made on substantially the same terms as comparable third-party transactions.

SHAREHOLDER PROPOSALS

The rules of the Securities and Exchange Commission provide when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under these rules, proposals that shareholders would like to submit for inclusion in our proxy statement for our 2012 annual meeting of shareholders should be received by our corporate secretary at our principal executive offices no later than December 6, 2011. Only those shareholder proposals eligible for inclusion under the rules of the Securities and Exchange Commission will be included in our proxy statement.

If a shareholder desires to present a proposal other than the nomination of directors at our 2011 annual meeting outside the process provided by the rules of the Securities and Exchange Commission, the shareholder must follow the procedures set forth in our by-laws. Our by-laws generally provide that a shareholder may present a proposal at an annual meeting if (1) the shareholder is a shareholder of record at the time the shareholder gives written notice of the proposal and is entitled to vote at the meeting and (2) the shareholder gives timely written notice of the proposal, including any information regarding the proposal required under our by-laws, to our corporate secretary. To be timely for our 2012 annual meeting, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices no later than December 6, 2011.

HOUSEHOLDING

Shareholders with multiple accounts that share the same last name and household mailing address will receive a single copy of shareholder documents (annual report, proxy statement, or other informational statement) unless we are instructed otherwise. Each shareholder, however, will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs.

If you are a registered shareholder and received only one copy of the proxy statement and annual report in your household, we will promptly deliver copies, to the extent you request copies, for each member of your household who was a registered shareholder as of the record date. You may make this request by calling Wells Fargo Shareowner Services at 1-877-602-7615, or by providing written instructions to Wells Fargo Shareowner Services, Attn: Householding/ONEOK, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854 or, if by courier, 161 North Concord Exchange, St. Paul, Minnesota 55075. You also may contact us in the same manner if you are currently receiving a single copy of the proxy statement and annual report in your household and desire to receive separate copies in the future for each member of your household who is a registered shareholder, or if your household is currently receiving multiple copies of the proxy statement and annual report and you desire to receive a single copy in the future for your entire household. If you are not a registered shareholder and your shares are held by a broker, bank, or other holder of record, you will need to contact that entity to revoke your election and receive multiple copies of these documents.

ANNUAL REPORT ON FORM 10-K

Our 2010 annual report to shareholders (which includes our Annual Report on Form 10-K for the year ended December 31, 2010) is available on our corporate website at www.oneok.com. We will provide, without charge, on the written request of any person solicited hereby, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2010. Written requests should be mailed to Eric Grimshaw, Corporate Secretary, ONEOK, Inc., 100 West Fifth Street, Tulsa, Oklahoma 74103.

OTHER MATTERS

So far as is now known to us, there is no business other than that described above to be presented to the shareholders for action at the annual meeting. Should other business come before the annual meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please authorize a proxy electronically via the internet, by telephone, or by mail. Please act promptly to ensure that you will be represented at this important meeting.

By order of the Board of Directors.

Eric Grimshaw Secretary

Tulsa, Oklahoma

April 4, 2011

100 West Fifth Street

Post Office Box 871

Tulsa, Oklahoma 74102-0871

www.oneok.com

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

Address Change Mark box, sign, and indicate changes below:

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends a vote FOR the election of each of the nominees listed below.

1. Election of eleven directors:

FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

01 James C. Day 07 Pattye L. Moore

02 Julie H. Edwards 08 Gary D. Parker

Please fold here – Do not separate

03 William L. Ford 09 Eduardo A. Rodriguez

04 John W. Gibson 10 Gerald B. Smith

05 Bert H. Mackie 11 David J. Tippeconnic

06 Jim W. Mogg

The Board of Directors recommends a vote FOR Proposal 2: 2. Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONEOK, Inc. for the year ending December 31, 2011. For Against Abstain

The Board of Directors recommends a vote FOR Proposal 3:

3. Advisory vote on executive compensation. For Against Abstain

The Board of Directors recommends a vote FOR 1 year: 4. Advisory vote on the frequency of holding the advisory vote on executive compensation. 1 Year 2 Years 3 Years Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ONEOK, Inc.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 25, 2011 9:00 a.m. Central Time

100 West Fifth Street

Tulsa, Oklahoma 74103 proxy

ANNUAL MEETING OF SHAREHOLDERS MAY 25, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David L. Kyle and John R. Barker, or either of them, with the power of substitution in each, proxies to vote all stock of the undersigned in ONEOK, Inc. at the Annual Meeting of Shareholders to be held May 25, 2011, and at any and all adjournments or postponements thereof, upon the matter of the election of directors, the proposals referred to in Items 2, 3 and 4 of this Proxy, and any other business that may properly come before the meeting.

Shares will be voted as specified. IF YOU SIGN BUT DO NOT GIVE SPECIFIC INSTRUCTIONS, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS PROPOSED, FOR PROPOSALS 2 AND 3, AND FOR A “1 YEAR” FREQUENCY ON PROPOSAL 4.

This card also constitutes voting instructions by the undersigned participant to the trustee of the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries, and the ONEOK, Inc. Profit Sharing Plan, for all shares votable by the undersigned participant and held of record by such trustee, if any. The trustee will vote these shares as directed provided your voting instruction is received by 11:59 p.m. Central Daylight Time on May 24, 2011. If there are any shares for which instructions are not timely received, the trustee will cause all such shares to be voted in the same manner and proportion as the shares of the plan for which timely instructions have been received, unless to do so would be contrary to ERISA. All voting instructions for shares held of record by the plans shall be confidential.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AS PROPOSED, FOR PROPOSALS 2 AND 3, AND FOR A “1 YEAR” FREQUENCY ON PROPOSAL 4.

If you vote by the Internet or Telephone, DO NOT return your proxy card.

Please mark, sign and date the proxy card. Detach the proxy card and return it in the postage-paid envelope.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET PHONE MAIL www.eproxy.com/oke 1-800-560-1965

Mark, sign and date your proxy Use the Internet to vote your proxy Use a touch-tone telephone to card and return it in the until 11:59 p.m. (CT) on vote your proxy until 11:59 p.m. postage-paid envelope provided.

May 24, 2011. (CT) on May 24, 2011.